LEASE
by and between
MV CAMPUS OWNER, LLC,
a Delaware limited liability company
(“Landlord”)
and
ATLASSIAN, INC.,
a Delaware corporation
(“Tenant”)
dated
October 25, 2017
For Premises Located At
301 E. Evelyn Avenue,
321 E. Evelyn Avenue, and
331 E. Evelyn Avenue,
Mountain View, California

1

LEASE
Basic Lease Information
The following Basic Lease Information is incorporated in and made a part of the Lease to which it is attached. If there is any conflict between the Basic Lease Information and the remainder of the Lease, the Basic Lease Information shall control.

Effective Date:	October 25, 2017
Landlord:	MV CAMPUS OWNER, LLC, a Delaware limited liability company
Landlord’s Address:	c/o Rockwood Capital, LLC 140 East 45th Street, 34th Floor New York, New York 10017 Attn: General Counsel/Chief Compliance Officer
with a copy to:	c/o Rockwood Capital, LLC 50 California Street, 30th Floor San Francisco, California 94111 Attn: Mike Hegseth or 301 – 381 E. Evelyn Asset Manager
and to:	Paul Hastings LLP 101 California Street, 48th Floor San Francisco, California 94111 Attn: Stephen I. Berkman, Esq.
Tenant:	ATLASSIAN, INC., a Delaware corporation
Tenant’s Address:	Before the Lease Commencement Date: with a copy to: and a copy to:

Atlassian Inc.
1098 Harrison Street
San Francisco, CA 94103
Attn: General Counsel
JLL
4085 Campbell Avenue
Suite 150
Menlo Park, CA  94025
Attention: Derek Johnson/Steffen Kammerer

SSL Law Firm LLP
575 Market Street, Suite 2700
San Francisco, CA 94105
Attention: Pamela A. Lakey, Esq.

i

After the Lease Commencement Date: with a copy to: and a copy to:

Atlassian Inc.
1098 Harrison Street
San Francisco, CA 94103
Attn: General Counsel

JLL
4085 Campbell Avenue
Suite 150
Menlo Park, CA  94025
Attention: Derek Johnson/Steffen Kammerer

SSL Law Firm LLP
575 Market Street, Suite 2700
San Francisco, CA 94105
Attention: Pamela A. Lakey, Esq.

Buildings:	301 E. Evelyn Avenue, Mountain View, California (“301 Building”) 321 E. Evelyn Avenue, Mountain View, California (“321 Building”) 331 E. Evelyn Avenue, Mountain View, California (“331 Building”)
Project:
The buildings shown on the exhibit attached hereto as Exhibit B-2, the Land, any other improvements now or hereafter constructed on the Land, and the Common Areas, which collectively are commonly referred to as the Mountain View Corporate Center.

Premises Rentable Square Feet:	132,254 rentable square feet (“RSF”) comprised of: a) 301 Building: 67,000 RSF; b) 321 Building: 59,702 RSF; and c) 331 Premises: 5,552 RSF. See Section 1(b).
Project Rentable Square Feet:	277,674 RSF. See Section 1(b).
Delivery Date:	301 Premises: March 1, 2018. See Section 3(a). 321 Premises: Effective Date. See Section 3(b). 331 Premises: Effective Date. See Section 3(c).
Lease Term:	Ten (10) years after the 301 Premises Lease Commencement Date as to the entire Premises, subject to extension pursuant to Exhibit E attached hereto.
Expiration Date:	See Section 2.

Premises:
132,254 total RSF comprised of:
  a) 67,000 RSF located in the 301 Building (“301 Premises”);
  b) 59,702 RSF located in the 321 Building (“321 Premises”); and
  c) 5,552 RSF located in the 331 Building (“331 Premises”).
The 301 Premises, the 321 Premises and the 331 Premises are collectively referred to herein as the “Premises”.

Use of Premises:
General office and other legal ancillary uses thereto, including a Fitness Center (as defined in Section 11(f)) and, with respect to the 301 Premises and the 321 Premises only, a Kitchen (as defined in Section 11(e)).

Base Rental:
301 Premises: $5.95 per RSF of the Premises as of the 301 Premises Lease Commencement Date per month, for a total per month initially of $398,650.00.
321 Premises: $5.75 per RSF of the Premises as of the Lease Commencement Date per month, for a total per month initially of $343,286.50.
331 Premises: $5.75 per RSF of the Premises as of the Lease Commencement Date per month, for a total per month initially of $31,924.00.
Base Rental for each portion of the Premises shall increase by three percent (3.0%) of the prior amount applicable to each portion of the Premises on each anniversary of the Lease Commencement Date during the Lease Term.

Lease Commencement Date:

Lease Commencement Date: January 1, 2018.

301 Premises Lease Commencement Date: The later to occur of (i) the completion of Landlord’s Work (defined in Exhibit D attached hereto) for the 301 Building, (ii) four (4) months from the Delivery Date for the 301 Premises and (iii) October 1, 2018.

Rent Commencement Date:	Rent Commencement Date: April 1, 2018. 301 Premises Rent Commencement Date: The date which is five (5) months following the 301 Premises Lease Commencement Date.
Advance Rent:	$906,114.50 payable on the execution and delivery of this Lease. See Section 4(c).
Tenant’s Share:	100% of the 301 Building 100% of the 321 Building 8.67% of the 331 Building 47.63% of the Project
Letter of Credit/ Security Deposit:	$2,200,000.00 due upon the execution and delivery of this Lease. See Section 38.

Tenant Improvement Allowance:

301 Premises: The maximum amount of $65.00 per RSF in the 301 Premises to be utilized towards improvements within the 301 Premises.
321 Premises: The maximum amount of $5.00 per RSF in the 321 Premises to be utilized towards improvements within the Premises.
331 Premises: The maximum amount of $40.00 per RSF in the 331 Premises to be utilized towards improvements within the Premises.

Broker(s):	Jones Lang LaSalle and Newmark Cornish & Carey. See Section 40.
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LEASE
This Lease (together with the Basic Lease Information and the Exhibits, which are hereby incorporated into the Lease by this reference, collectively, this “Lease”) is made as of the date specified in the Basic Lease Information, by and between MV CAMPUS OWNER, LLC, a Delaware limited liability company (“Landlord”), and ATLASSIAN, INC., a Delaware corporation (“Tenant”), who hereby agree as follows:
1.Lease of Premises.
(a)    Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the Lease Term (as defined below) and subject to the covenants to be performed by Tenant, those certain premises (the “Premises”) as described in the Basic Lease Information located in those certain buildings described in the Basic Lease Information (the “Buildings”) located on that certain tract of land (the “Land”) more particularly described on Exhibit A attached hereto. The Premises are outlined or crosshatched on the floor plan(s) attached hereto as Exhibit B-1. Tenant shall have the non-exclusive right and privilege to use the Common Areas of the Project in common with other tenants in the Project. The “Common Areas” shall mean all areas, improvements, space, and special services, if any, within the Buildings or on the Land made available by Landlord from time to time, for the common or joint use and benefit of all tenants, customers, and invitees of the Buildings, including, without limitation, those parking areas, parking garages and facilities, access roads, service drives, service areas, driveways, entrances, exits and other means of access, retaining walls, landscaped areas, truck serviceways, loading docks or ramps, pedestrian walkways, overstreet walkways, connecting malls, atriums, walls, ceilings, patios, courtyards, garden areas, plaza areas, park areas, concourses, ramps, sidewalks, corridors, washrooms, signs, maintenance buildings, utility buildings, hallways, lobbies, elevators, elevator foyers, escalators, stairs, common window areas, and trash, garbage or rubbish areas, but specifically excluding any space made available exclusively for the use or benefit of other tenants at the Project. At all times, Common Areas shall include reasonable ingress and egress to and from the Premises and the Parking Facility pursuant to Tenant’s parking rights set forth in Section 45(q). Landlord or its successors or assigns hereby reserve the right from time to time in its sole discretion to change or modify the size, use, shape, location or nature of any of the Project and/or the Common Areas other than the Premises (except as otherwise permitted hereunder), or eliminate them altogether, all without any liability to Tenant, provided that such modifications do not prevent reasonable access to and from the Premises, or Tenant’s use of the Premises for the use permitted hereunder. There is no easement, covenant or other implied right for light, view or air included in the Premises or being granted hereunder. Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit D (the “Work Letter”), Landlord shall not be obligated to provide or pay for any improvement, work or services related to the Premises or the Project. Tenant acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises, the Buildings, the Common Areas or the Project except as specifically set forth in this Lease.
(b)    Calculation of RSF. Notwithstanding anything set forth in this Lease to the contrary, Landlord and Tenant hereby stipulate and agree that the RSF of the Premises and the Project are as set forth in the Basic Lease Information. The RSF shall not be subject to recalculation, except with respect to new construction, additions or alterations which increase the actual floor area of the Premises or the Project, as applicable.
(c)    Tenant Requirements. Concurrent with the execution and delivery of this Lease, Tenant shall deliver to Landlord the following: (i) the Advance Rent (as described in the Basic Lease Information), (ii) the Letter of Credit (as described in the Basic Lease Information), (iii) policies of insurance or duly executed certificates of insurance with respect thereto in accordance with Section 15 below, and (iv) the Guaranty (as defined below) executed by the Guarantor (as defined below) (collectively, the “Tenant Requirements”).
2.    Term.
The term of this Lease (“Lease Term”) shall commence on the Lease Commencement Date and, unless sooner terminated as provided in this Lease, shall end on the expiration of the period designated in the Lease Term as described in the Basic Lease Information above (“Expiration Date”), subject to extension as provided in Exhibit E. However, if the Expiration Date would not otherwise fall on the last day of a calendar month, then the Expiration Date shall be the last day of the calendar month in which the Expiration Date would otherwise occur. Within thirty (30) days following the 301 Premises Lease Commencement Date, Landlord shall send to Tenant a Supplemental Notice in the form of Exhibit C specifying the Lease Commencement Date, the Rent Commencement Date, the 301 Premises Lease Commencement Date, the 301 Premises Rent Commencement Date, the date of expiration of the Lease Term, and the other related matters described therein (although the failure to do so shall not affect any of such information). Tenant shall execute and return such Supplemental Notice to Landlord within ten (10) Business Days after receipt thereof. Notwithstanding that the Lease Term does not commence until the Lease Commencement Date, the provisions of this Lease shall be effective and binding upon Landlord and Tenant once this Lease has been executed and delivered by both Landlord and Tenant.
3.    Possession.
(a)    301 Premises Delivery: Landlord shall use commercially reasonable efforts to cause the Delivery Date for the 301 Premises to occur on or before March 1, 2018 (the “301 Premises Target Delivery Date”). If Landlord, for any reason whatsoever, cannot deliver possession of the 301 Premises to Tenant on or before the 301 Premises Target Delivery Date, this Lease shall not be void or voidable, nor (except as otherwise expressly provided in this Lease) shall Landlord be liable to Tenant for any loss or damage resulting therefrom. No delay in delivery of possession of the 301 Premises shall operate to extend the Lease Term or amend Tenant’s obligations under this Lease.
If Landlord has not tendered possession of the 301 Premises to Tenant in the condition required by the terms and conditions of this Lease on or before July 1, 2018, Tenant shall be entitled to a rent abatement following the Rent Commencement Date in an amount equal to one (1) day of Base Rental applicable to the 301 Premises for every day in the period beginning on July 1, 2018, and ending on the date Landlord so tenders possession to Tenant.

If Landlord has not tendered possession of the 301 Premises to Tenant in the condition required by the terms and conditions of this Lease on or before August 1, 2018, Tenant shall be entitled to a rent abatement following the Rent Commencement Date in an amount equal to two (2) days of Base Rental applicable to the 301 Premises for every day in the period beginning on August 1, 2018, and ending on the date Landlord so tenders possession to Tenant.
(b)    321 Premises Delivery: Landlord shall cause the Delivery Date for the 321 Premises to occur upon the mutual execution and delivery of this Lease and delivery of the Tenant Requirements (the “321 Premises Target Delivery Date”). If Landlord, for any reason whatsoever, cannot deliver possession of the 321 Premises to Tenant on or before the 321 Premises Target Delivery Date, this Lease shall not be void or voidable, nor (except as otherwise expressly provided in this Lease) shall Landlord be liable to Tenant for any loss or damage resulting therefrom. No delay in delivery of possession of the 321 Premises shall operate to extend the Lease Term or amend Tenant’s obligations under this Lease.
If Landlord has not tendered possession of the 321 Premises to Tenant in the condition required by the terms and conditions of this Lease on or before thirty (30) days following the 321 Premises Target Delivery Date, Tenant shall be entitled to a rent abatement following the Rent Commencement Date in an amount equal to one (1) day of Base Rental applicable to the 321 Premises for every day in the period beginning on the date that is thirty (30) days following the 321 Premises Target Delivery Date, and ending on the date Landlord so tenders possession to Tenant.
If Landlord has not tendered possession of the 321 Premises to Tenant in the condition required by the terms and conditions of this Lease on or before sixty (60) days following the 321 Premises Target Delivery Date, Tenant shall be entitled to a rent abatement following the Rent Commencement Date in an amount equal to two (2) days of Base Rental applicable to the 321 Premises for every day in the period beginning on the date that is sixty (60) days following the 321 Premises Target Delivery Date, and ending on the date Landlord so tenders possession to Tenant.
(c)    331 Premises Delivery: Landlord and Tenant acknowledge that Tenant is already in possession of the 331 Premises pursuant to that certain Short Term Office License dated September 11, 2017 (the “331 License”).
(d)    From and after the Effective Date, subject to conformance with all applicable Laws, Tenant shall be permitted to access the 321 Premises and the 331 Premises for the purpose of commencing its Tenant Improvements thereto (“Early Occupancy”). Tenant’s Early Occupancy shall be subject to all of the terms, covenants and conditions of this Lease, including, but not limited to, Tenant’s insurance obligations contained in Section 15 below, Tenant’s obligation to pay for any and all utilities for the 321 Premises and the 331 Premises contained in Section 22(b) below, and Tenant’s indemnity obligations contained in Section 34 below, except that Tenant will not be obligated to pay Tenant’s Operating Expense Rental until the Lease Commencement Date or monthly Base Rental until the Rent Commencement Date, and such Early Occupancy shall not advance the Expiration Date.
(e)    From and after the 301 Premises Delivery Date, subject to conformance with all applicable Laws, Tenant shall be permitted to access the 301 Premises for the purpose of commencing its Tenant Improvements thereto (“Early Occupancy”). Tenant’s Early Occupancy shall be subject to all of the terms, covenants and conditions of this Lease, including, but not limited to, Tenant’s insurance obligations contained in Section 15 below, Tenant’s obligation to pay for any and all utilities for the 301 Premises contained in Section 22(b) below, and Tenant’s indemnity obligations contained in Section 34 below, except that Tenant will not be obligated to pay Tenant’s Operating Expense Rental until the 301 Premises Lease Commencement Date or monthly Base Rental until the 301 Premises Rent Commencement Date, and such Early Occupancy shall not advance the Expiration Date.
(f)    Tenant acknowledges and agrees that it has inspected the Premises and agrees to accept the same on the applicable Delivery Date, “AS IS” and “WITH ALL FAULTS.” EXCEPT AS EXPRESSLY PROVIDED IN THE LEASE, TENANT ACKNOWLEDGES THAT LANDLORD HAD NOT MADE, AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTIES TO TENANT WITH RESPECT TO THE QUALITY OF CONSTRUCTION OF ANY LEASEHOLD IMPROVEMENTS OR TENANT FINISH WITHIN THE PREMISES OR AS TO THE CONDITION OF THE PREMISES, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xvi) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE PREMISES WITH ANY REGULATIONS OR EASEMENT AGREEMENTS. TENANT ACKNOWLEDGES THAT THE PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATION. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS SECTION 3(c) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE. TENANT’S OBLIGATION TO PAY RENT UNDER THIS LEASE IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES.
(g)    Tenant shall, at Tenant’s sole cost and expense (except as otherwise expressly provided herein), promptly comply with all laws, ordinances, codes, rules, regulations, orders and other requirements of any government or public authority now in force or which may hereafter be in force, with all requirements of any board of fire underwriters or similar body now or hereafter constituted, and with all directions, temporary and permanent certificates of occupancy and other relevant rules and regulations of interpretations thereof issued pursuant to any law by any governmental agency or officer, including, without limitation, the Americans with Disabilities Act of 1990 (as amended) and Title 24 of the California Code of Regulations and all regulations and guidelines promulgated thereunder (collectively, “Laws”), insofar as any of the foregoing relate to or are required by the condition, use or occupancy of the Premises or the operation, use or maintenance of any personal property, trade fixtures, machinery, equipment or improvements in the Premises. The judgment of any court of competent jurisdiction or the admission of either party in any judicial action, regardless of whether the other party is a party thereto, that such party has violated any of the foregoing Laws shall be conclusive of that fact as between Landlord and Tenant.
(h)    Notwithstanding anything in the Lease to the contrary but subject to any damage or injury thereto, or any misuse thereof, caused by Tenant or any of Tenant Party in connection with the construction of Tenant Improvements, Landlord warrants that for the period starting on (i) with respect to the 301 Premises, the Delivery Date for the 301 Premises, (ii) with respect to the 321 Premises, the Delivery Date for the 321 Premises and (iii) with respect to the 331 Premises, the date on which Tenant obtained possession of the 331 Premises pursuant to the 331 License, and in each instance, ending forty-five (45) days thereafter (the “Review Period”) that the building systems serving the 301 Premises, the 331 Premises and the 321 Premises, including without limitation the heating, ventilation, air conditioning, life safety, mechanical, electrical, elevator, and plumbing systems of the applicable Building, shall be in good working order and condition (the “Required Condition”). If at any time within the Review Period, any of such Building systems fails to be in the Required Condition and Tenant accurately notifies Landlord of the same prior to the expiration of the Review Period, then Landlord shall, following timely written notice from Tenant identifying such failure with reasonable specificity, perform the work as is reasonably necessary to cure such failure of the Required Condition at Landlord’s sole cost and expense (and not as an Operating Expense). Notwithstanding anything herein to the contrary, it is the intention of Landlord and Tenant that Landlord’s obligations pursuant to this Section 3(h) be limited to the repair or replacement of relevant items that are not in the Required Condition and in no event shall the terms of this Section 3(h) be deemed to make Landlord, and not Tenant, responsible for the maintenance of such items pursuant to the terms of Section 13(b) of this Lease. If Tenant does not make a written claim against Landlord prior to expiration of the Review Period in accordance with the preceding provisions of this Section 3(h), then Landlord shall have no further obligation or liability with respect to such provision, but Landlord and Tenant shall remain bound by their respective maintenance and repair obligations pursuant to the terms of Section 13 of this Lease.
4.    Rental Payments; Advance Rent.
(a)    Commencing on the Lease Commencement Date and continuing throughout the Lease Term, Tenant hereby agrees to pay all Rent due and payable under this Lease. Notwithstanding the foregoing, Base Rental shall not be due or payable by Tenant (i) with respect to the 321 Premises and the 331 Premises until the Rent Commencement Date and (ii) with respect to the 301 Premises until the 301 Premises Rent Commencement Date, subject to Section 4(d). Tenant’s Operating Expense Rental, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, including without limitation any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, are hereinafter collectively referred to as the “Additional Rental,” and the Base Rental and the Additional Rental are herein collectively referred to as “Rent.” Tenant’s Forecast Additional Rental shall be due and payable in twelve (12) equal installments (subject to Landlord’s right to vary Tenant’s Forecast Additional Rental pursuant to Section 6(a)) on the first day of each calendar month, commencing on (x) the Lease Commencement Date with respect to the 321 Premises and the 331 Premises, and (y) on the 301 Premises Lease Commencement Date with respect to the 301 Premises, and continuing thereafter throughout the Lease Term and any extensions or renewals thereof. Tenant hereby agrees to pay such Rent to Landlord at Landlord’s address as provided herein (or such other address as Landlord designates from time to time) monthly in advance. Tenant shall pay all Rent and other sums of money which are due and payable by Tenant to Landlord at the times and in the manner provided in this Lease, without demand, set off, counterclaim or abatement (except as specifically provided to the contrary herein).
(b)    If the Lease Commencement Date is other than the first day of a calendar month or if this Lease terminates on other than the last day of a calendar month, then the installments of Base Rental, Tenant’s Forecast Additional Rental and Tenant’s Operating Expense Rental for such month or months shall be prorated on a daily basis and the installment or installments so prorated shall be paid in advance.
(c)    Tenant shall deposit with Landlord upon execution of this Lease the sum set forth under “Advance Rent” in the Basic Lease Information. Such amount shall be applied by Landlord to the first monthly installment of Tenant’s Operating Expense Rental and Base Rental as it becomes due hereunder for each portion of the Premises. In the event Tenant fails to take possession of any portion of the Premises when required or otherwise fails to comply with any of Tenant’s obligations or warranties hereunder, the Advance Rent shall be retained by Landlord for application in reduction, but not in satisfaction, of damages suffered by Landlord as a result of Tenant’s breach. Landlord shall not be required to keep the Advance Rent separate from its general accounts, or to pay interest thereon.
(d)    Notwithstanding anything to the contrary in the foregoing, if Tenant occupies the 301 Premises prior to the 301 Premises Lease Commencement Date for the purpose of conducting Tenant’s business therein, then for the period commencing on the date that Tenant first commences conduct of business in the 301 Premises through and including the date immediately prior to the 301 Premises Lease Commencement Date, Tenant shall pay Landlord (i) Base Rental equal to one-half (1/2) the then-applicable daily Base Rental for the 301 Premises and (ii) Tenant’s Forecast Additional Rental. Tenant shall immediately notify Landlord of the date on which Tenant commenced business in the 301 Premises.
5.    Base Rental.
From and after the Rent Commencement Date as to the 321 Premises and the 331 Premises, and as of the 301 Premises Rent Commencement Date as to the 301 Premises, Tenant shall pay to Landlord a base monthly rental (herein called “Base Rental”) equal to the Base Rental set forth in the Basic Lease Information.

6.    Additional Rental.
(a)    For purposes of this Lease, “Tenant’s Forecast Additional Rental” means Landlord’s reasonable estimate of Tenant’s Operating Expense Rental for the initial period of the Lease Term from the Lease Commencement Date until the end of the first calendar year of the Lease Term, and for all subsequent calendar years or portions thereof occurring during the balance of the Lease Term. If at any time it reasonably appears to Landlord that Tenant’s Operating Expense Rental for the current calendar year will vary from Landlord’s estimate, Landlord shall have the right to revise its estimate for such year by notice to Tenant and subsequent payments by Tenant for such year shall be based upon such revised estimate, provided that Landlord shall not make any such adjustment more than two (2) times in any twelve (12) month period. Failure to make such a revision shall not prejudice Landlord’s right to collect the full amount of Tenant’s Operating Expense Rental. Prior to the Lease Commencement Date and thereafter prior to the beginning of each calendar year during the Lease Term, including any extensions thereof, Landlord shall present to Tenant a statement of Tenant’s Forecast Additional Rental for such calendar year; provided, however, that if such statement is not given prior to the beginning of any calendar year, Tenant shall continue to pay during the next ensuing calendar year on the same basis as in the prior calendar year until the month after such statement is delivered to Tenant. Commencing with the first day of the calendar month following thirty (30) days after the date in which the Tenant’s Forecast Additional Rental was delivered to Tenant, Tenant shall pay Tenant’s Forecast Additional Rental (less amounts, if any, previously paid toward such excess for such year) to Landlord in equal monthly installments over the remainder of such calendar year in advance on the first day of each month.
(b)    For purposes of this Lease, “Tenant’s Operating Expense Rental” means for each calendar year (or portion thereof) during the Lease Term Tenant’s Share of Operating Expenses (as defined below) plus a management fee in an amount equal to three percent (3.0%) of Tenant’s then current Base Rental. “Expense Year” means each calendar year during the Lease Term and each portion of a calendar year at the beginning and end of the Lease Term. Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period. In the event of any such change, Tenant’s Operating Expense Rental shall be equitably adjusted for any Expense Year involved in any change. “Tenant’s Share” as it relates to Operating Expenses for each Building is expressed as a percentage as set forth in the Basic Lease Information. “Tenant’s Share” as it relates to Operating Expenses for the Project other than the Buildings shall be determined by dividing the RSF of the Premises by the total number of RSF in the Project, expressed as a percentage. In the event during any Expense Year the 331 Building is less than one hundred percent (100%) occupied on an average annualized basis, Operating Expenses that vary with occupancy of the 331 Building (“Variable Operating Expenses”) shall be adjusted to reflect the Operating Expenses of the 331 Building as though they were one hundred percent (100%) occupied for such year on an average annualized basis, and the increase or decrease in the sums owed pursuant to this Section 6 shall be based upon such Operating Expenses as so adjusted. Therefore, if the Variable Operating Expenses actually incurred by Landlord are lower than would be incurred if at least than one hundred percent (100%) of the 331 Building were occupied or if Landlord is not furnishing any particular item(s) of work or services (the cost of which would otherwise be included within Operating Expenses) to portions of the 331 Building because (A) such portions are not occupied, (B) such item of work or services is not required or desired by the tenant of such portion and the same is not included in such tenant’s Operating Expenses under its lease, or (C) such tenant is itself obtaining such item of work or services and the same is not included in such tenant’s Operating Expenses under its lease, then appropriate adjustments shall be made to determine Variable Operating Expenses for such calendar year as though the 331 Building were actually occupied to the extent less than one hundred percent (100%) of the number of RSF in the 331 Building and as though Landlord had furnished such item of work or services. For the purposes of calculating the management fee payable as part of the Operating Expenses, the monthly Base Rental due between the Lease Commencement Date and the Rent Commencement Date as to the 321 Premises and the 331 Premises, and between the 301 Premises Lease Commencement Date and the 301 Premises Rent Commencement Date as to the 301 Premises shall be deemed to be the applicable amount set forth in the Basic Lease Information for the first payment of Base Rental hereunder.
(c)    Within one hundred fifty (150) days after the end of (i) the calendar year in which the Lease Commencement Date occurs and (ii) each Expense Year thereafter during the Lease Term, or as soon thereafter as practicable, Landlord shall provide Tenant a statement showing the Operating Expenses for said Expense Year, as prepared by Landlord, and a statement prepared by Landlord comparing Tenant’s Forecast Additional Rental with Tenant’s Operating Expense Rental (the “Reconciliation Statement”). In the event Tenant’s Forecast Additional Rental paid exceeds Tenant’s Operating Expense Rental for said Expense Year, Landlord shall credit such excess against Rent next due hereunder or, if the Lease Term has expired or is about to expire, refund such excess to Tenant within thirty (30) days after Landlord’s delivery of such Reconciliation Statement if Tenant is not in default under this Lease (in the instance of a default such excess shall be held as additional security for Tenant’s performance, may be applied by Landlord to cure any such default, and shall not be refunded until any such default is cured to Landlord’s reasonable satisfaction). In the event that Tenant’s Operating Expense Rental exceeds Tenant’s Forecast Additional Rental paid for said Expense Year, Tenant shall pay Landlord, within thirty (30) days of receipt of the statement, an amount equal to such difference. The provisions of this paragraph (c) shall survive the expiration or earlier termination of this Lease.
(d)    For so long as Tenant is not in default under this Lease, Landlord’s books and records pertaining to the calculation of Operating Expenses for any Expense Year within the Lease Term may be audited, at Tenant’s expense, by an Authorized Representative of Tenant for a period of one hundred eighty (180) days following the delivery of a Reconciliation Statement (or any Statement revising the same); provided, that Tenant shall give Landlord not less than ten (10) Business Days’ prior written notice of any such audit. For purposes hereof, an “Authorized Representative” of Tenant shall mean a bona fide employee of Tenant, any national accounting firm, or any other party reasonably approved in writing by Landlord, in each case who is not representing, and agrees not to represent, any other tenant or subtenant in the Project regarding Additional Rental and is not working on a contingency basis. In no event shall an Authorized Representative of Tenant include the owner of any office building in the Silicon Valley area or any affiliate of such owner. Prior to the commencement of any audit, Tenant shall cause its Authorized Representative to agree in writing for the benefit of Landlord that such Authorized Representative will keep the results of the audit confidential and that such representative will not disclose or divulge the results of such audit except to Tenant and Landlord and except in connection with any dispute between Landlord and Tenant relating to Operating Expenses. Such audit shall be conducted during reasonable business hours at Landlord’s office where Landlord’s books and records are maintained. Tenant shall cause a written audit report to be prepared by its Authorized Representative following any such audit and shall provide Landlord with a copy of such report promptly after receipt thereof by Tenant. If Landlord’s calculation of Tenant’s Operating Expense Rental for the audited Expense Year is incorrect, then Tenant shall be entitled to a prompt refund of any overpayment or Tenant shall promptly pay to Landlord the amount of any underpayment, as the case may be. Tenant agrees to pay the cost of such certification and the investigation with respect thereto unless it is determined that the Operating Expenses stated in the Reconciliation Statement were overstated in Landlord’s favor by five percent (5%) or more, in which case Landlord shall pay the reasonable cost of same, not to exceed Five Thousand Dollars ($5,000.00). Tenant waives the right to dispute or contest, and shall have no right to dispute or contest, any matter relating to the calculation of Operating Expenses or other forms of Rent under the Lease (and waives the right to inspect Landlord’s records with respect thereto) with respect to each Expense Year during the Lease Term for which a Reconciliation Statement is given to Tenant if no claim or dispute with respect thereto is asserted by Tenant in writing to Landlord within one hundred eighty (180) days of delivery to Tenant of the original or most recent Reconciliation Statement with respect thereto.
(e)    For each tax fiscal year occurring during the Lease Term and provided that Tenant is not in default under this Lease, Tenant may request that Landlord appeal the Tax Expenses (as defined below) for such year. Such request ("Tenant's Appeal Request") must be delivered by Tenant to Landlord at least thirty (30) days prior to the final date in which the appeal must be filed. Upon receipt of Tenant's Appeal Request, if Landlord is not independently appealing such Tax Expenses, Landlord shall retain a third-party in order to file and prosecute such appeal and shall, thereafter, diligently prosecute such appeal. Tenant shall pay all costs incurred by Landlord in connection with any such appeal within thirty (30) days after Tenant's receipt of a reasonably detailed invoice. If, after deducting all costs of the appeal, the resulting appeal reduces the Tax Expenses for the tax fiscal year in question (as compared to the original bill received for such tax fiscal year), then Landlord shall reimburse Tenant for the costs of such appeal. Tenant’s failure to timely deliver Tenant's Appeal Request as required above shall waive Tenant’s rights to request an appeal of such tax increase or assessment for the particular fiscal year. Nothing contained in this Section affects Tenant's obligation to timely pay Tenant's Share of Tax Expenses, which, until any appeal is concluded, shall be based on the original bill received by Landlord for the applicable tax fiscal year(s). Tenant’s obligations to pay Landlord for the costs of the appeal pursuant to this Section 6(e), and Tenant’s right to benefit from any reduction in the Tax Expenses, shall survive the expiration or earlier termination of this Lease in the event the appeal is not concluded until after the expiration or earlier termination of this Lease. Landlord agrees to keep Tenant apprised of all tax protest filings and proceedings undertaken by Landlord to obtain a reduction or refund of Tax Expenses.
7.    Operating Expenses.
(a)    For the purposes of this Lease, “Operating Expenses” shall mean all expenses, costs and disbursements (but not specific costs billed to or paid directly by specific tenants of the Project) of every kind and nature, computed on the accrual basis, relating to or incurred or paid by Landlord in connection with the ownership, management, operation, repair and maintenance of the Project, including but not limited to, the following:
(1)    wages, salaries and other costs of all on site and off site employees at or below the level of general manager or senior property manager engaged either full or part time in the operation, management, maintenance or access control of the Project, including taxes, insurance and benefits relating to such employees, allocated based upon the time such employees are engaged directly in providing such services;
(2)    the cost of all supplies, tools, equipment, materials and personal property used in the operation, management, maintenance and access control of the Project or otherwise made available in the Common Areas; provided, however, if any such supplies, tools, equipment materials or personal property would be deemed a capital expenditure under generally accepted accounting principles, then the determination of whether the rental or purchase cost of such item may be properly included in Operating Expenses shall be governed by the terms of Section 7(a)(6) below.
(3)    the cost of all utilities for the Common Areas of the Project, including but not limited to the cost of heat, light, steam, electricity, gas, water and sewer services;
(4)    the cost of all cleaning, maintenance and service agreements for the Project and the equipment therein to the extent provided by Landlord, including but not limited to, as applicable, any security and/or alarm service, window cleaning, elevator maintenance, HVAC and other air conditioning maintenance, elevator maintenance, waste recycling service, landscaping maintenance, customary landscaping replacement, and maintenance (including striping and painting) of the surface and structured parking area;
(5)    the cost of repairs and general maintenance of the Project;
(6)    the acquisition and/or installation costs of capital investment items (including Capital Work, security and energy management equipment) which are installed for the purpose of reducing operating expenses, increasing energy efficiency, promoting safety, or complying with Laws and governmental regulations and requirements, as well as capital investment items which are replacements of items which are obsolete or cannot be repaired in an economically feasible manner, costing less than $0.50 per RSF of the Premises on an aggregate annual basis, or to the extent costs per year exceeds $0.50 per RSF of the Premises, such costs shall be amortized over their respective useful lives as determined in accordance with generally accepted accounting principles, together with reasonable financing charges (whether or not actually incurred); provided that, if the cost of any capital investment item is less than $0.50 per RSF of the Premises on an aggregate annual basis, then the entire amount shall be payable in the year paid and shall not be amortized;
(7)    the cost of casualty, rental loss, liability and other insurance, including earthquake, applicable to the Buildings and the Project, including commercially reasonable deductibles, and endorsements thereto;

(8)    the cost of any transportation services made available to Tenant;
(9)    the cost of trash, waste and garbage removal, recycling, air quality audits, vermin extermination, and snow, ice and debris removal;
(10)    the cost of legal and accounting services incurred by Landlord in connection with the management, maintenance, operation and repair of the Project, excluding the owner’s or Landlord’s general accounting, such as partnership statements and tax returns, and excluding services described in Section 7(b)(12) below;
(11)    the cost of complying with the rules and regulations applicable to the Project as mandated by governmental authorities with jurisdiction over the Project, including without limitation any costs related to licenses, permits and inspection fees;
(12)    all “Tax Expenses,” which means all taxes, assessments and governmental charges attributable to the Project, whether or not directly paid by Landlord, whether federal, state, county or municipal and whether they be by taxing districts or authorities presently taxing the Project or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Project or its operation (and the costs of contesting any of the same), including community improvement district taxes, sales, use and service taxes, and business license taxes and fees, excluding, however, taxes and assessments imposed on the personal property of the tenants of the Project, federal and state taxes on income, death taxes, franchise taxes, penalties (but only if Landlord is negligent in paying such taxes in a timely manner), interest, transfer taxes, and any taxes (other than business license taxes and fees and taxes on Landlord’s rental income from the Project but not its other income) imposed or measured on or by the income of Landlord from the operation of the Project;
(13)    the property management fees expressly set forth in Section 6(a) above; and
(14)    any other expenses of any other kind whatsoever incurred in managing, operating, overseeing, maintaining and repairing the Project.
(b)    For purposes of this Lease, and notwithstanding anything in any other provision of this Lease to the contrary, “Operating Expenses” shall not include the following:
(1)    the cost of any special work or service performed for any tenant (including Tenant) at such tenant’s cost and the cost of any work or services performed for any tenant that is not also provided for or made available to Tenant;
(2)    the cost of installing, operating and maintaining any specialty service, such as an observatory, broadcasting facility, luncheon club, restaurant, cafeteria, retail store, sundry shop, newsstand, or concession;
(3)    compensation paid to officers and executives of Landlord (but it is understood that property management employees who operate at the level of general manager or senior manager and below may carry a title such as vice president and the salaries and related benefits of these officers/employees of Landlord would be allowable Operating Expenses under Section 7(a)(1) above);
(4)    the cost of any items for which Landlord is reimbursed by insurance, condemnation or warranties;
(5)    the cost of any additions, improvements, changes, replacements and other items which are made in order to prepare for a new tenant’s occupancy;
(6)    the cost of repairs incurred by reason of fire or other casualty to the extent reimbursed by insurance proceeds (other than business interruption and rent loss insurance proceeds) under policies maintained by Landlord;
(7)    insurance premiums to the extent Landlord is directly reimbursed therefor, other than through Operating Expenses;
(8)    interest on debt or amortization payments on any mortgage or deed of trust and rental under any ground lease or other underlying lease except to the extent, in each case, that the debt which is being amortized was incurred to pay for an expense which is properly included in Operating Expenses pursuant to Section 7(a);
(9)    any real estate brokerage commissions or other costs, including attorneys’ fees for the negotiation of leases for new tenants, incurred in procuring tenants or any fee in lieu of such commissions;
(10)    any advertising and promotional expenses incurred in connection with the marketing of any space that is available for lease;
(11)    any expenses for repairs or maintenance which are covered by warranties and service contracts, to the extent such maintenance and repairs are made at no cost to Landlord;
(12)    legal expenses arising out of the enforcement or negotiation of the provisions of any lease affecting the Land including without limitation this Lease, or relating to the sale, financing or refinancing of the Project or any interest therein except to the extent directly related to financing in connection with the management, maintenance, operation or repair of the Project;
(13)    fines and penalties assessed by a court or governmental agency to the extent such fines and penalties are based on Landlord’s violation of law or Landlord’s failure to perform an act or pay an amount due;
(14)    legal, accounting or consulting costs incurred in connection with the acquisition or disposition of the Project; and

(15)    Tenant’s Share of any earthquake insurance deductible in any Expense Year in excess of Two and 00/100 Dollars ($2.00) per RSF of the Premises (the “Annual Earthquake Insurance Deductible Payment Limit”); provided, that Tenant’s Share of any portions of such earthquake insurance deductible in excess of the Annual Earthquake Insurance Deductible Payment Limit shall be carried forward, subject to the same Annual Earthquake Insurance Deductible Payment Limit, for inclusion in Operating Expenses in future Expense Years throughout the remainder of the Lease Term.
8.    Tenant Taxes; Rent Taxes.
(a)    Tenant shall pay promptly when due all taxes directly or indirectly imposed or assessed upon Tenant’s gross sales, business operations, machinery, equipment, trade fixtures and other personal property or assets, whether the aforementioned are owned or leased by Tenant, and whether such taxes are assessed against Tenant, Landlord, the Buildings or the Project. In the event that such taxes are imposed or assessed against Landlord, the Buildings or the Project, Landlord shall furnish Tenant with all applicable tax bills, public charges and other assessments or impositions and Tenant shall forthwith pay the same either directly to the taxing authority or, at Landlord’s option, to Landlord, in which event Landlord shall pay such amounts to the taxing authority promptly after receipt of the funds from Tenant. In addition, in the event there is imposed at any time a tax upon and/or measured by the rental payable by Tenant under this Lease, whether by way of a sales or use tax or otherwise, Tenant shall be responsible for the payment of such tax and shall pay the same on or prior to the due date thereof; provided, however, that the foregoing shall not include any inheritance, estate, succession, transfer, gift or income tax imposed on Landlord.
(b)    Tenant will be responsible for ad valorem taxes on its personal property, whether owned or leased by Tenant and on the value of the leasehold improvements in the Premises (and if the taxing authorities do not separately assess Tenant’s leasehold improvements, Landlord may make an appropriate allocation of the ad valorem taxes allocated to the Project to give effect to this sentence), and such taxes relating to other tenants of the Project will not be included in Operating Expenses.
9.    Payments.
All payments of Rent and other payments to be made to Landlord shall be made on a timely basis, without demand, notice, abatement (except as expressly set forth herein), deduction or set-off, and shall be payable to Landlord or as Landlord may otherwise designate. All such payments shall be delivered to Landlord’s Address designated in the Basic Lease Information above or at such other place or in some other manner as Landlord may designate from time to time in writing. If mailed, all payments shall be mailed in sufficient time and with adequate postage thereon to be received in Landlord’s account by no later than the due date for such payment. Following Landlord’s written request Tenant shall deliver payments of Rent and any amounts otherwise due hereunder via wire transfer of immediately available funds to such account or accounts as Landlord may designate. Tenant agrees to pay to Landlord Two Hundred Fifty Dollars ($250.00) for each check presented to Landlord in payment of any obligation of Tenant which is not paid by the bank on which it is drawn. Any sums due to Landlord from Tenant not paid when due shall bear interest at the Interest Rate from the date due until paid. The “Interest Rate” shall mean ten percent (10%) per annum compounded (not to exceed the maximum rate permitted by law).
10.    Late Charges.
Any Rent or other amounts payable to Landlord under this Lease, if not paid by the fifth (5th) day of the month with respect to Base Rental and Additional Rental, or within five (5) days after the due date specified on any invoice from Landlord for any other amounts payable hereunder, shall incur a late charge of four percent (4%) of the overdue amount (the “Late Charge”) for Landlord’s administrative expense in processing such delinquent payment and in addition thereto shall bear interest at the Interest Rate from and after the due date for such payment; provided, however, that the foregoing Late Charge shall not apply to the first (1st) late payment during any calendar year (subject to a maximum of five (5) times in the aggregate during the Lease Term) until following written notice to Tenant and the expiration of five (5) days thereafter without cure. Tenant agrees that this Late Charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of Tenant’s late payment. Accepting any Late Charge shall not constitute a waiver by Landlord of Tenant’s default with respect to any overdue amount nor prevent Landlord from exercising any other rights or remedies available to Landlord.
11.    Use Rules.
The Premises shall be used solely for the purposes set forth in the Basic Lease Information and no other purposes and in a manner reasonably consistent with the character of the Buildings and the Project as Class “A” office buildings and office campus. Landlord and Tenant acknowledge and agree that the Premises may include a Fitness Center for use by Tenant’s employees, and a Kitchen, subject to Landlord’s review and approval of the Final Space Plan as set forth in the Work Letter and the terms set forth below. Tenant shall comply with all Laws regarding the use of the Premises. Noise-producing equipment, including fans and vents, shall be oriented away from residential areas or appropriately screened and muffled. No outside storage, unenclosed uses or outside activity areas shall be permitted except screened refuse disposal containers and equipment reasonably approved by Landlord. Tenant will not permit strong, unusual, offensive or objectionable noise, odors, fumes, dust or vapors (as determined by Landlord in its reasonable discretion) to emanate or be dispelled from the Premises (provided that Landlord hereby acknowledges and agrees that normal and customary odors and noise that would typically emanate from a fitness center and/or cafeteria, as applicable, in reasonable amounts may emanate or be dispelled from the Premises). Tenant covenants and agrees to abide by the Rules and Regulations attached as Exhibit G in all respects as now set forth or as reasonably changed from time to time by Landlord. In the event of any conflict between the Rules and Regulations and the terms of this Lease, the terms of this Lease shall control. Landlord shall have the right at all times during the Lease Term to establish and enforce, in a non-discriminatory manner, such reasonable and non-discriminating rules and regulations as it deems necessary in its reasonable discretion to protect the tenantability, safety, operation, and welfare of the Premises and the Project. In the event of any inconsistency between the Lease and the Rules and Regulations, the Lease shall prevail.

(a)    No Obstruction. Tenant shall not obstruct the areas outside of Tenant’s doors, or any portion of the Common Areas of the Project with any item, including, without limitation, trash or other debris.
(b)    Advertisement. Except as expressly permitted by Section 41 below, Tenant shall not place or permit to be placed any sign, marquee, awning, decoration or other attachment on or to the storefront, windows (inside or outside), doors (inside or outside), or exterior walls of the Premises or at any other location in or adjacent to the Premises except with the prior written consent of Landlord. Landlord may, without liability to Tenant but only in accordance with the terms and conditions of this Lease, enter upon the Premises and remove any such sign, marquee, awning, decoration or attachment affixed in violation of this Section 11, and Tenant agrees to pay the cost of any such removal. Tenant shall not exhibit or affix flags, pennants, banners or similar items on or to the exterior of the Premises or the Buildings of which the Premises are a part. No advertising medium shall be utilized by Tenant which can be heard or experienced outside the Premises, including, without limitation, flashing lights, searchlights, loudspeakers, phonographs, radios or television. Tenant shall not display, paint, or place, or cause to the displayed, painted or placed, any handbills, bumper stickers or other advertising devices in the Common Areas of the Project or on any vehicle parked in the surface of structured parking area of the Project, including those belonging to Tenant, or to Tenant’s agent or any other person; nor shall Tenant distribute or cause to be distributed in the Project any handbills or other advertising devices. Except as expressly permitted by Section 41 below, any signs, notices, logos, pictures, names or advertisements which are installed or placed outside of the Premises and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as expressly permitted by Section 41 below, Tenant may not, without the prior written approval of Landlord, install any signs on the exterior of the Buildings or in the Common Areas of the Buildings or the Project, or install any other items visible from the exterior of the Premises or Buildings.
(c)    Deliveries. Tenant agrees to cause its deliveries (including loading and unloading) to be made in such a way as to cause as little inconvenience as reasonably possible to other tenants and neighbors of the Project. In any event, Tenant shall comply with all Laws and Rules and Regulations of the Project promulgated by Landlord in accordance with this Lease concerning deliveries, including restrictions on noise levels, loading zones and traffic patterns.
(d)    Dogs. Notwithstanding anything to the contrary contained elsewhere in the Lease, Tenant shall be permitted during the Lease Term (as the same may be extended), to bring into the Premises fully domesticated and trained dogs kept by Tenant's employees as pets ("Permitted Dogs") provided and on condition that:
(1)    the maximum number of Permitted Dogs in the Premises at any one time shall be equal to twenty-five (25) Permitted Dogs in the aggregate; provided, however, that Tenant shall not have more than four (4) Permitted Dogs in the 331 Premises at any one time;
(2)    if Tenant directly leases from Landlord or subleases from another tenant any additional space in the Project, Tenant shall be permitted to increase the number of Permitted Dogs at a rate of one (1) additional Permitted Dog per 5,200 RSF of additional space leased or subleased; provided, however, that (i) the maximum number of Permitted Dogs in any building within the Project that Tenant leases or subleases, collectively, in its entirety shall in no event exceed twenty-five (25) Permitted Dogs at any one time, (ii) if Tenant leases or subleases, collectively, less than the entirety of a building within the Project, the maximum number of Permitted Dogs for such building shall be proportionately reduced based on the RSF leased or subleased, collectively, by Tenant in such building (except that the maximum number of Permitted Dogs in the 331 Building shall not exceed four (4) Permitted Dogs unless Tenant leases or subleases additional space in the 331 Building in which event the maximum number of Permitted Dogs will increase proportionally based on the ratio of one (1) additional Permitted Dog per 5,200 RSF of additional space leased or subleased by Tenant) and (iii) with respect to any additional space in the Project subleased by Tenant, this clause (2) shall only apply if (A) the applicable master tenant consents to the provisions of this Section 11(d), including, without limitation, the number of Permitted Dogs set forth herein, and (B) the applicable master lease is amended as necessary to include the provisions of this Section 11(d), including, without limitation, the number of Permitted Dogs set forth herein; provided, that Tenant shall reimburse Landlord for all out-of-pocket costs incurred by Landlord in connection with such amendment, including reasonable attorneys’ fees, promptly following Landlord’s request therefor;
(3)    all Permitted Dogs shall be strictly controlled at all times and shall not be permitted to foul, damage or otherwise mar any part of the Premises, the Buildings or Project;
(4)    upon Landlord's request from time to time, Tenant shall provide Landlord with evidence of all current vaccinations for Permitted Dogs having access to the Premises;
(5)    Tenant shall be responsible for any additional cleaning costs and all other costs which may arise from the presence of the Permitted Dogs in the Project in excess of the costs that would have been incurred had the Permitted Dogs not been allowed in or around the Project;
(6)    Tenant shall be liable for, and hereby agrees to indemnify, defend, protect and hold Landlord and all the Landlord Parties harmless from any and all claims, liabilities, expenses (including reasonable attorneys' fees), causes of action arising from any and all acts (including but not limited to biting or causing bodily injury to, or damage to the property of any of the Landlord Parties or any other tenant, subtenant, occupant, licensee or invitee of the Project) of, or the presence of any Permitted Dogs in, on or about the Project;
(7)    Tenant shall immediately remove any waste and excrement of any Permitted Dogs from the Project;
(8)    Tenant shall be responsible for, and indemnify, defend, protect and hold Landlord harmless from and against any and all liabilities, expenses (including reasonable attorneys' fees), causes of action, costs to remedy any and all damage caused by any Permitted Dogs or other dogs brought onto the Project by Tenant or any Tenant's Parties to the Project or the property of any of the Landlord Parties or any other tenant, subtenant, occupant, licensee or invitee of the Project;

(9)    Upon request therefor by Landlord, Tenant must provide Landlord with a list of employees and a description of each Permitted Dog that is to be allowed into the Premises. Only dogs that are on the Tenant provided list of Permitted Dogs will be allowed into the Project;
(10)    No individual may bring more than one (1) Permitted Dog onto the Project at any one time;
(11)    Pet odors and/or poor behavior (for example, aggression or loud barking) by any Permitted Dog will not be tolerated and any dog exhibiting such behavior will be barred from entering the Project in the future;
(12)    Landlord shall have the right to reasonably utilize special cleaning services to remedy any soiling or damage caused by Permitted Dogs and Tenant shall reimburse Landlord the reasonable cost thereof within thirty (30) days after written demand;
(13)    Tenant shall comply with all Applicable Laws associated with or governing the presence of the Permitted Dogs or other dogs brought onto the Project by Tenant or any Tenant's Parties on the Project and such presence shall not violate the certificate of occupancy;
(14)    Tenant shall be responsible for, and shall pay within thirty (30) days after demand, all costs to remedy any and all damage caused by any Permitted Dogs or other dogs brought onto the Project by Tenant or any of Tenant's employees to the Project or the property of any other tenant, subtenant, occupant, licensee or invitee of the Premises;
(15)    All Permitted Dogs must be on a leash at all times when outside the Premises except in designated off-leash areas;
(16)    Tenant shall take reasonable precautions so that Permitted Dogs with fleas and/or other infections or open wounds are not allowed into the Project;
(17)    Each Permitted Dog must have all licenses required by all Applicable Laws and those licenses must be current and attached to the Permitted Dog so as to be visible; and
(18)    Tenant shall cause Tenant’s employees to comply with Tenant’s dog policy, a copy of which is attached hereto as Exhibit I.
(e)    Kitchen. Subject to Landlord’s prior written approval therefor as an Alteration or Tenant Improvement, Tenant shall have the right to use a single portion of the 301 Premises or the 321 Premises for the operation of, and include in the Tenant Improvements (or subsequent Alterations) the construction of, a kitchen/cooking/dining facility (the “Kitchen”) for Tenant’s use and for the use of all of their employees, subtenants, licensees, invitees and guests only (in no event shall such Kitchen be open to or serve the general public), on and subject to the following terms and conditions: (i) Tenant shall be responsible, at its sole cost and expense, for obtaining all applicable permits, licenses and governmental approvals (if any) necessary for the use of the Kitchen (including, without limitation, any necessary approvals from the applicable health and/or fire departments, permits required in connection with any venting or other air-removal/circulation system, and any required fire-suppression systems), copies of which shall be delivered to Landlord prior to Tenant's installation of any Tenant Improvements or other Alterations in the Premises in connection with Kitchen; (ii) in the event such use requires any alterations or improvements to the Building structure and/or the Building systems (specifically including, without limitation, in connection with the installation of any venting or other air-removal/circulation system or the installation of any gas lines), Tenant shall be solely responsible for all costs incurred in connection therewith; (iii) Tenant shall take all necessary actions and shall conduct its operations in Kitchen so as to insure that no liquid seeps therefrom to the space of any other tenant or to any other portion of the Project, including, without limitation, through the floor of any portion of the Premises; (iv) Tenant shall not permit any emission or emanation of excessive noise, noxious odors (noxious odors shall not include normal and customary odors related to food preparation, cooking and serving) or excessive vibrations from the Kitchen; (v) the Kitchen and the equipment contained therein must at all times be adequately ventilated and filtered and any odors must be exhausted and dispersed in a manner reasonably acceptable to Landlord; (vi) if requested by Landlord and reasonably necessary, Tenant shall install grease traps of sufficient size and design to catch grease, fat and oils disposed into the sinks located in the Kitchen before entry into the Building's sewer system, and Tenant shall keep such grease traps clean and operational at all times; (vii) Tenant shall cause to be provided pest eradication and control services, as required by Landlord in its reasonable discretion, with respect to the Kitchen; (viii) all trash generated from Tenant's Kitchen shall be stored in covered containers to prevent the emission or emanation of odors from the Kitchen, shall be sealed in double plastic bags (or otherwise sealed in a manner prescribed by or reasonably acceptable to Landlord), and shall be deposited by Tenant daily (or more often if required by Landlord in its reasonable discretion) in the area of the Project reasonably designated by Landlord from time to time; and if Landlord reasonably determines that additional trash removal from the Project shall be required as a result of Tenant's trash generated from the Kitchen, due to the fact that such trash is materially in excess of that generated by normal office use, then Tenant shall pay to Landlord, within thirty (30) days after billing and as Additional Rent, the actual and reasonable out-of-pocket cost of any such additional trash removal from the Project (including, without limitation, the cost of the acquisition, operation and maintenance of any equipment or other property which is acquired to facilitate such additional trash removal), all as reasonably determined by Landlord; and (ix) Tenant shall maintain the Kitchen at all times in a clean and sanitary manner in compliance with all applicable health and sanitation Laws. Tenant acknowledges and agrees that Tenant may not construct a Kitchen in the 331 Premises. Notwithstanding the foregoing, to the extent approved by Landlord pursuant to Section 12, Tenant shall be permitted to construct standard office break rooms and/or kitchenette areas in the Premises (including the 331 Premises) and such standard office break rooms and/or kitchenette areas shall not be considered a “Kitchen” for the purposes of this Section 11(e) provided that such areas are not used for the cooking or preparation of food.
(f)    Fitness Center. Subject to Landlord’s prior written approval therefor as an Alteration or Tenant Improvement, Tenant shall have the right to use a single portion of the Premises for the operation of, and include in the Tenant Improvements (or subsequent Alterations) the construction of, a fitness center and associated dressing rooms and showers for Tenant’s use and for the use of all of their employees, subtenants, licensees, invitees and guests only (the “Fitness Center”) (in no event shall the Fitness Center be open to or serve the general public), on and subject to the following terms and conditions: (i) Tenant shall be responsible, at its sole cost and expense, for obtaining all applicable permits, licenses and governmental approvals (if any) necessary for the use of the Fitness Center (including, without limitation, any necessary approvals from the applicable health and/or fire departments), copies of which shall be delivered to Landlord prior to Tenant's installation of any Alterations in the Premises in connection with the Fitness Center; (ii) in the event such use requires any alterations or improvements to the Building structure and/or the Building Systems, Tenant shall be solely responsible for all costs incurred in connection therewith; (iii) Tenant shall take all necessary actions and shall conduct its operations in the Fitness Center so as to insure that no liquid seeps therefrom to the space of any other tenant or to any other portion of the Project, including, without limitation, through the floor of any portion of the Premises; (iv) Tenant shall not permit any emission or emanation of excessive noise, noxious odors or excessive vibrations from the Fitness Center; and (v) Tenant shall maintain the Fitness Center at all times in a clean and sanitary manner in compliance with all applicable health and sanitation Laws. At no time during the Lease Term (as the same may be extended) shall the Fitness Center or any portion thereof be located on a floor of the Premises which is directly above a floor of the Building that is not then leased in its entirety by Tenant.
12.    Alterations.
(a)    Tenant shall not make, suffer or permit to be made any alterations, additions or improvements to or of the Premises or any part thereof, or remove any portion of the Premises which is affixed thereto, or attach any fixtures or equipment thereto (collectively, the “Alterations”), without first notifying Landlord of such proposed Alterations and obtaining Landlord’s written consent, which consent shall not be unreasonably withheld and which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement of any such work. Landlord shall notify Tenant of its consent or disapproval to Alterations within fifteen (15) Business Days following the later to occur of (x) receipt of Tenant’s notice requesting such consent and (y) the date upon which Landlord receives all documents and information reasonably requested in connection with its evaluation of the proposed Alteration. Tenant’s request for Landlord’s consent to any proposed Alterations shall include a description of the proposed Alterations and shall be accompanied by materials sufficient to enable Landlord to evaluate the request. Depending on the nature and extent of the proposed Alterations, it is anticipated that such materials could range from paint chips, internally prepared diagrams, plans and specifications prepared by licensed architects and engineers, a description of proposed construction means and methods, the identity of any contractor or subcontractor to be employed in the construction of the Alterations, the estimated cost of such work and the estimated time for performance thereof. Tenant’s notice requesting consent shall describe the Alterations and the anticipated commencement date thereon so that Landlord may file a notice of nonresponsibility described in Sections 3094 and 3129 of the California Civil Code. The construction of the Tenant Improvements (as defined in the Work Letter) shall be governed by the terms of the Work Letter. However, Tenant shall not be obligated to obtain Landlord’s consent for a particular Alteration (although the above notice will always be required) in the following circumstances (each a “Cosmetic Alteration”): (i) the cost of the Alteration in question and all work being done by Tenant in the Premises in connection with such Alteration does not exceed One Hundred Fifty Thousand and 00/100 Dollars ($150,000) and all prior Alterations for which Landlord’s consent was not required will not exceed Three Hundred Thousand Dollars

($300,000) in any twelve (12) month period (the cost and expenses related to paint and carpet shall be excluded from such amount); (ii) the Alteration in question will have no effect on the various systems of the Buildings, including without limitation, the HVAC, plumbing and fire protection systems, the Buildings structure or the exterior appearance of the Buildings, and (iii) such Alteration will not cause Tenant to exceed the maximum floor load for any of the Buildings. Except for any Cosmetic Alteration, Tenant shall pay to Landlord on demand an amount equal to two percent (2.0%) of all charges incurred by Tenant or its contractors or agents in connection with any Alterations to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision. In addition, upon demand, Tenant shall reimburse Landlord for all out-of-pocket costs incurred by Landlord in connection with any Alterations, including, without limitation, the costs of any third-party architects, engineers or consultants hired by Landlord to review drawings for Alterations.
(b)    Landlord may impose, as a condition of its consent to all Alterations such requirements as Landlord deems desirable including, but not limited to: (i) the requirement that upon Landlord’s request, made at the time such consent is given, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term and repair any damage to the Premises and the Buildings caused by such removal; (ii) the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed; and/or (iii) require that Tenant fully comply with the provisions of Section 8700 of the California Civil Code or submit evidence satisfactory to Landlord that Tenant is exempt from the requirements of such Section 8700. As part of the approval process for Tenant Improvements and Alterations, Landlord shall notify Tenant at the time Landlord approves the Alterations or the Final Working Drawings for the Tenant Improvements, as applicable, what portion, if any, of the Tenant Improvements or Alterations Tenant shall be required to remove at the expiration of the Lease Term; provided, however, that Landlord shall only provide such notification to Tenant with respect to Alterations if expressly requested by Tenant at the time Tenant requests approval of the Alterations. If Landlord does not so notify Tenant in accordance with the preceding sentence, Tenant shall have no obligation to remove any portion of the Tenant Improvements or Alterations, as applicable. Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant be required to remove any Alterations which are not typical office improvements for a first class office building in Mountain View, California. Notwithstanding anything herein to the contrary, to the extent any Alterations would materially affect the systems of the Buildings, including without limitation, the HVAC, plumbing, and fire protection systems, the exterior of the Buildings or any equipment located on the exterior of the Buildings, any portion of the Project outside of the Buildings or any structural component of the Buildings, such Alterations shall be subject to Landlord’s consent in the exercise of its sole discretion; to the extent such Alterations would merely affect the systems of the Buildings, including without limitation, the HVAC, plumbing, and fire protection systems, but not materially, Tenant shall observe reasonable rules relating thereto established by Landlord. Tenant shall construct such Alterations and perform any repairs which Tenant is obligated to perform hereunder at Tenant’s cost and in conformance with any and all applicable Laws (including, without limitation, Title 24 of the California Administrative Code) and pursuant to a valid building permit, issued by the city and/or county in which the Buildings are located, in conformance with Landlord’s construction rules and regulations. Neither Landlord’s selection or approval of a contractor nor its approval of the plans, specifications and working drawings for Alterations shall create any responsibility or liability on the part of Landlord for the quality or adequacy of the contractor, for the completeness, design sufficiency, or compliance of such plans, specifications and working drawings with all Laws. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. Tenant shall cause all work to be performed in such manner as not to obstruct access to the Project or the Common Areas for any other tenant of the Project, and as not to obstruct the business of Landlord or other tenants in the Project, or unreasonably interfere with the labor force working on the Project. Promptly upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Buildings are located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to Landlord a reproducible copy of the “as built” drawings of the Alterations and, if available, such drawings in “CAD” format.
(c)    All Alterations which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, other than trade fixtures and equipment which may be removed without material damage to the Premises on the expiration of the Lease Term or its earlier termination; provided, however, that to the extent any trade fixtures and equipment were installed or placed in or about the Premises at the cost and expense of Landlord, such trade fixtures and equipment shall remain the property of Landlord upon expiration of the Lease Term or its earlier termination. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, then as a matter which shall survive termination of this Lease, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any Alterations by Tenant or at Tenant’s behest.
13.    Repairs.
(a)    Except as otherwise expressly provided in this Lease, Landlord shall have no obligation to alter, remodel, improve, repair, renovate, redecorate or paint all or any part of the Premises. Landlord shall repair, maintain and replace as necessary, (i) as part of Operating Expenses to the extent provided in Section 7 hereof, the roof structure, the elevators in the Premises and the Buildings’ and Project’s Common Areas and (ii) at Landlord’s sole cost and expense, the foundation and structural elements of the Buildings (including structural load bearing walls); provided, however, to the extent such maintenance, repairs or replacements are required as a result of any act, neglect, fault or omission of Tenant or any of Tenant’s agents, contractors, employees, invitees, licensees, tenants or assigns (the “Tenant’s Parties”) or because of Tenant’s specific use other than office use of or Alterations to the Premises, Tenant shall pay to Landlord, as Additional Rental, the costs of such maintenance, repairs and replacements. Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. Except as expressly provided in this Lease, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, the Buildings or the Premises or in or to fixtures, appurtenances and equipment therein. Landlord shall not be required to make any repairs or improvements to the Premises other than as expressly required under this Lease.
(b)    Except for Landlord’s obligations specifically set forth elsewhere in this Lease, Tenant shall at all times and at Tenant’s sole cost and expense, manage and maintain the Premises (including all Building systems to the extent located in and exclusively servicing the Premises) in a first-class condition consistent with similar Class “A” buildings in Mountain View and shall keep, maintain, clean, repair, renovate, retrofit, preserve and replace, as necessary, the Premises and all parts thereof, including, without limitation, plumbing/pipes and conduits at the point of entry into the Premises and inside the Premises, all HVAC systems located within the Premises, all windows, restrooms, ceilings, interior walls, skylights, interior and demising walls, doors, electrical and lighting equipment, sprinkler systems, loading dock areas and doors, fences, signs, sprinkler and electrical systems within the Premises, fire and life safety systems and lighting and HVAC control systems, and any Tenant Improvements and Alterations, so as to keep the Premises in such first class condition and repair, reasonable wear and tear and casualty damage excepted. Additionally, Tenant shall be responsible for the expense of installation, operation, and maintenance of its telephone and other communications cabling from the point of entry into the Project to the Premises and throughout the Premises. Tenant shall at once report, in writing, to Landlord any defective or dangerous condition known to Tenant. To the fullest extent permitted by Law, Tenant hereby waives and releases all rights to make repairs at the expense of Landlord or in lieu thereof to vacate the Premises as may be provided by any law, statute or ordinance now or hereafter in effect, including Sections 1941 and 1942 of the California Civil Code. Landlord has no obligation and has made no promise to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, except as specifically and expressly herein set forth.
(c)    In connection with Tenant’s Lease of the 301 Premises and the 321 Premises, Tenant shall, at Tenant’s sole cost and expense, procure and maintain regularly scheduled preventive maintenance/service contracts (copies of which shall be delivered to Landlord upon request), in form and substance approved by Tenant, for: (a) heating, air conditioning and ventilation equipment; (b) boiler, fired or unfired pressure vessels; and (c) fire sprinkler and/or standpipe and hose or other automatic fire extinguishing systems, including fire alarm and/or smoke detection, to the extent solely within the Premises. All maintenance/service contracts shall include all services recommended by the equipment manufacturer within the operation/maintenance manual and shall become effective (and a copy thereof delivered to Landlord) within thirty (30) days following the Lease Commencement Date. The term of any such service contracts shall not extend beyond the Lease Term.
(d)    If Tenant refuses or neglects to repair and maintain the Premises properly as required hereunder to the reasonable satisfaction of Landlord (a “Tenant Required Repair”), then at any time following fifteen (15) days from the date on which Landlord makes a written demand on Tenant to effect such Tenant Required Repair, if Tenant fails to commence such Tenant Required Repair within such fifteen (15) day period, Landlord may, in accordance with Section 14, enter upon the Premises and perform such Tenant Required Repair, and upon completion thereof,

Tenant agrees to pay to Landlord as Additional Rental, Landlord’s costs for making such Tenant Required Repair plus five percent (5%) of such costs for overhead, within thirty (30) days after receipt from Landlord of a written itemized bill therefor. In addition, if Landlord performs Tenant Required Repairs more than three (3) times during the Lease Term, Landlord may take over Tenant’s maintenance and repair obligations for the remainder of the Lease Term (including any Option Term), and include the cost of same in Operating Expenses. Any amounts not reimbursed by Tenant within the aforementioned fifteen (15) day period will bear interest at the Interest Rate until paid by Tenant.
(e)    If Tenant believes that any component of Tenant Required Repairs requires replacement (as opposed to regular maintenance and repair) (“Capital Work”) and the replacement cost of such component is less than or equal to One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Tenant Capital Work Threshold”), Tenant shall promptly replace such component at its sole cost and expense. If Tenant believes Capital Work is required in excess of the Tenant Capital Work Threshold, then Tenant shall provide Landlord with notice (“Capital Work Notice”) of such requirement. Within ten (10) Business Days of receipt of a Capital Work Notice, Landlord shall either provide written notice to Tenant that it agrees with the proposed Capital Work or does not agree with the proposed Capital Work and instead believes that the component designated by Tenant should be repaired. A failure of Landlord to reply within such ten (10) Business Day period shall be deemed to be Landlord’s confirmation that it does not agree with the proposed Capital Work and instead believes that the component designated by Tenant should be repaired. Within thirty (30) days following receipt of Landlord’s confirmation that Landlord agrees with the proposed Capital Work, Landlord shall commence the replacement or repair of the applicable Capital Work. Landlord may also initiate Capital Work without receipt of a Capital Work Notice if such Capital Work is intended to reduce Operating Expenses or is required to comply with applicable Laws first coming into effect after the Lease Commencement Date. The costs of any Capital Work completed by Landlord shall be payable by Tenant as an Operating Expense pursuant to Section 7(a)(5).
(f)    Tenant’s Right to Make Repairs.
(1)    If Landlord fails to perform any of its maintenance or repair obligations under this Lease with respect to the 301 Premises or the 321 Premises and such failure will have a material and adverse impact on Tenant’s ability to conduct its business in the 301 Premises or the 321 Premises, as applicable (an “Adverse Condition”), then Landlord shall not be in default unless Landlord fails to perform such obligations within thirty (30) days (or such shorter period as may be necessary in the event of an emergency depending on what is reasonable in the circumstances) after notice by Tenant to Landlord and any Landlord mortgagee identified in writing to Tenant specifying the nature of the obligations Landlord has failed to perform; provided, however, that if the nature of Landlord's obligations is such that more than thirty (30) days (or such shorter period as may be necessary in the event of an emergency depending on what is reasonable in the circumstances) are reasonably required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period (or such shorter period as may be necessary in the event of an emergency depending on what is reasonable in the circumstances) and thereafter diligently prosecutes the same to completion (collectively, “Required Repairs”).  In addition, if Tenant in writing (“Tenant Self-Help Notice”) notifies Landlord that it intends to undertake self-help remedies for such Adverse Condition, then Landlord shall indicate in writing within five (5) Business Days of receipt of such Tenant Self-Help Notice whether Landlord reasonably and in good faith disputes Tenant’s right to perform self-help as set forth herein (a “Landlord Dispute Notice”) which such Landlord Dispute Notice shall state with reasonable detail the reasons for Landlord’s dispute of Tenant’s Self-Help Notice. If Landlord timely delivers a Landlord Dispute Notice as provided herein, then Tenant shall not be permitted to undertake the self-help remedies set forth in the Tenant Self-Help Notice. Landlord’s failure to timely deliver a Landlord Dispute Notice shall conclusively be deemed Landlord’s waiver of any claim that Tenant improperly performed self-help in accordance with this Section 13(f)(1).
(2)    If Landlord fails to commence to perform such Required Repairs within thirty (30) days (or such shorter period as may be necessary in the event of an emergency depending on what is reasonable in the circumstances), or, to the extent Landlord commences to cure with such time period but fails to thereafter diligently pursue such Required Repairs to completion, then Tenant shall have the right to deliver to Landlord and all Landlord mortgagees a written notice so stating (the “Second Notice”). If Landlord or any Landlord mortgagee fails to diligently commence to cure such default within ten (10) days after receipt of the Second Notice (or fails to provide a Landlord Dispute Notice as set forth above), Tenant shall have the right to take reasonable actions to make such Required Repairs; provided, however, Tenant shall not be permitted to make any Required Repairs which are reasonably likely to materially and adversely affect the structure of the applicable Building, Building systems, the exterior appearance of the Building, or any other tenant’s leased space. In the event Tenant exercises its rights under this Section 13(f)(2), Tenant shall use only those contractors used by Landlord in the Building for work unless (i) such contractors are unwilling or unable to perform, or timely perform, such work or (ii) Landlord fails to identify who the approved contractors are for work in the Building within three (3) Business Days following Tenant's request therefor, in either of which events Tenant may utilize the services of any other qualified, appropriately insured, bonded and licensed (in the state in which the Building is located) contractor which normally and regularly performs similar work in comparable buildings. Prior to starting any such work, Tenant shall furnish Landlord with copies of contracts (redacted to reflect the warranties and guaranties provided for the benefit of Tenant and Landlord contained therein); necessary governmental permits and approvals; and evidence of contractor’s and subcontractor’s insurance. All such work shall be performed in a good and workmanlike manner using new or like new materials and Tenant shall take reasonable efforts to minimize any material interference or impact on the other tenants and occupants of the Project. Tenant shall comply with the reasonable rules, regulations and procedures for the performance of work in the Building which have been provided to Tenant and shall otherwise comply with all applicable requirements set forth in Section 12 of this Lease. Upon completion of any such work, Tenant shall furnish “as-built” plans (to the extent appropriate), completion affidavits, full and final waivers of lien and receipted bills covering all labor and materials. Tenant shall assure that the work complies with all insurance requirements of this Lease and applicable Laws.
(3)    If Tenant exercises its right to perform Required Repairs, as provided above, then Landlord shall reimburse the actual out-of-pocket reasonable cost thereof within thirty (30) days following Tenant’s delivery of: (i) a written notice describing in reasonable detail the action taken by the Tenant, and (ii) reasonably satisfactory evidence of the cost of such remedy.

Landlord shall, within thirty (30) days following Tenant’s written request for reimbursement of the costs of the Required Repairs notify Tenant of whether Landlord reasonably and in good faith disputes that (x) Tenant did not perform the Required Repairs in the manner permitted by this Lease, (y) that the amount Tenant requests be reimbursed from Landlord for performance of the Required Repairs is incorrect or excessive, or (z) that Landlord was not obligated under the terms of this Lease to make all or a portion of the Required Repairs (“Landlord’s Objection Notice”) which such Landlord’s Objection Notice shall state with reasonable detail the reasons for Landlord’s objection to Tenant’s request for reimbursement. If Landlord delivers a Landlord’s Objection Notice to Tenant, then Tenant shall not be entitled to offset such amounts from Base Rent (provided, if Landlord contends the amount spent by Tenant in making such repairs is excess and does not otherwise object to Tenant's actions pursuant to this Section 13(f), then Landlord shall pay the amount it contends would not have been excessive). If Landlord fails to reimburse Tenant within thirty (30) days following Tenant’s request for reimbursement and supporting documentation or fails to provide a Landlord’s Objection Notice as set forth above, Tenant may offset any reasonable amounts incurred in connection therewith against Base Rent payable hereunder up to an amount equal to fifty percent (50%) of the then-in effect Base Rent over successive months until Tenant is reimbursed in full.  Tenant’s rights and remedies under this Section 13(f) are in addition to, and not in lieu of, any right or remedies Tenant has at law, except to the extent such rights or remedies are waived by Tenant or otherwise identified by Tenant as its sole remedy in this Lease.
(4)    Notwithstanding anything in this Section 13(f) to the contrary, the foregoing self-help right (i) shall not apply in the event of any fire or casualty at the Project, it being acknowledged and agreed that Section 20 shall govern with respect to any such fire or casualty event, (ii) shall not apply in the event of any condemnation, it being acknowledged and agreed that Section 32 shall govern with respect to any such condemnation, (iii) shall not apply to the 331 Premises or any Common Area and (iv) shall not permit Tenant to access any other tenant’s or occupant’s space at the Project.
14.    Landlord’s Right of Entry.
Notwithstanding anything to the contrary contained in this Section 14, Landlord shall retain duplicate keys to all doors of the Premises and Landlord or any Landlord Party may enter the Premises at any time to: (a) examine and inspect the Premises (including to confirm Tenant’s compliance with its obligations under this Lease), (b) show the Premises to prospective investors, purchasers, mortgagees, and during the last nine (9) months of the Lease Term, to prospective tenants, (c) make such repairs, alterations, replacements or additions to the Premises (i) which Landlord may elect to perform following Tenant’s failure to perform or in the event of an emergency, or (ii) for which Landlord is responsible (including Capital Work), (d) comply with any Laws, (e) post notices of nonresponsibility and (f) exercise Landlord’s remedies upon the occurrence and during the continuation of a Default all without being liable to Tenant in any manner whatsoever for any damages arising therefrom; provided, however, that Landlord shall, except in case of emergency, afford Tenant such prior notification of an entry into the Premises as shall be reasonably practicable under the circumstances, but not less than one (1) Business Day, unless otherwise agreed to by Tenant. Access by Landlord shall be in accordance with the security, safety and confidentiality requirements that Tenant may reasonably adopt from time to time. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises. Landlord shall be allowed to take into and through the Premises any and all materials that may be required to make any such repairs, additions, alterations or improvements. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as are required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the circumstances and manner described in this Section 14 shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.
15.    Insurance.
(a)    Tenant shall procure at its expense and maintain throughout the Lease Term the following policies of insurance:
(1)    Commercial General Liability insurance including premises/operations, products/completed operations, contractual liability and broad form property damage (“CGL Insurance”) with an each occurrence limit of Ten Million Dollars ($10,000,000) and a general aggregate limit of Ten Million Dollars ($10,000,000). Such insurance shall name Landlord and its property manager and their respective officers, partners, members and employees and such additional persons or entities as Landlord may from time-to-time designate in writing as an additional insured, shall specifically include the liability assumed hereunder by Tenant, and is intended to be primary insurance, and not excess over or contributory with any other valid, existing, and applicable insurance in force for or on behalf of Landlord, and shall provide that Landlord shall receive thirty (30) days’ written notice from the insurer or Tenant prior to any cancellation or change of coverage except for non-payment of premium in which case ten (10) days’ notice must be given. Such insurance shall, in addition, extend to provide contractual liability coverage, extending to the indemnities by Tenant provided for in this Lease and to any liability assumed in any contract entered into in the course of Tenant’s business. The limits required can be complied with by a combination of a Commercial General Liability policy and an Umbrella Liability policy;
(2)    automobile liability insurance covering owned, hired and non-owned automobiles in amount not less than $1,000,000 each accident;
(3)    Property insurance on a “special causes of loss” form for 100% replacement cost (including boiler and machinery (if applicable); business income and extra expense; earthquake sprinkler damage, vandalism and malicious mischief) on the Tenant Improvements, any Alterations installed in the Premises by or on behalf of Tenant, all leasehold improvements installed in the Premises by Tenant at its expense, and all of Tenant’s personal property, such insurance to include a building ordinance provision (as to those Alterations for which such a provision will apply), a waiver of subrogation from Tenant’s insurer in favor of Landlord and any parties reasonably designated by Landlord. Such insurance shall be an amount equal to full replacement cost of the aggregate of the foregoing and for business income and extra expense shall equal 12 months of income and shall provide coverage comparable to the coverage in the standard ISO “special causes of loss” form, when such form is supplemented with the coverages required above, and shall name Landlord as a loss payee “as their interests may appear”;
(4)    worker’s compensation insurance, statutory and employer’s liability coverage in an amount not less than $1,000,000 Disease-Policy Limit; and
(5)    such other insurance as may be required by Law or reasonably required by Landlord.
Additionally, Tenant shall at a minimum require all of its contractors, subcontractors, and vendors to maintain (A) CGL Insurance with occurrence limits and general aggregate limits in the following amounts, but otherwise meeting all the requirements of Section 15(a)(1): (i) Tenant’s general contractor shall maintain CGL Insurance with limits of Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) aggregate, (ii) all of Tenant’s contractors, subcontractors and vendors providing services to Building systems or utilities, including, without limitation, gas, HVAC, plumbing, mechanical or electrical systems, shall maintain CGL Insurance with limits of Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) aggregate, and (iii) all other contractors, subcontractors and vendors of Tenant shall maintain CGL Insurance with limits of One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) aggregate, (B) automobile liability per Section 15(a)(2), and (C) workers’ compensation coverage, including employer’s liability, per Section 15(a)(4). The foregoing coverages described in clauses (A) through (C) shall include a Waiver of Subrogation in favor of Landlord, its property manager and their respective officers, partners, members and employees and such additional persons or entities as Landlord may from time-to-time reasonably designate in writing. All of Tenant’s contractors, subcontractors, and vendors shall provide such evidence of insurance as required by Landlord. At a minimum they shall be required to provide evidence of coverage and such other insurance as may be reasonably required by Landlord. Additionally, contractors, subcontractors and vendors participating in the construction of the Tenant Improvements shall be required to provide the insurance specified in the Work Letter.
All insurance policies required under Section 15(a) shall be issued by carriers licensed to do business in the State of California each with a Best’s Insurance Reports policy holder’s rating of not less than A- and a financial size category of not less than Class VIII, shall be written on an “occurrence basis,” which shall afford coverage for all claims based on acts, omissions, injury and damage, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period and shall be non-cancellable and not subject to material change except after thirty (30) days prior written notice except for non-payment of premium in which case Tenant shall provide to Landlord ten (10) days prior written notice Tenant shall deliver certificates of such insurance coverage including pertinent endorsement thereof to Landlord prior to the date that Tenant occupies the Premises for any reason, and evidence of renewals of such policies shall be delivered to Landlord at least five (5) days prior to the expiration of each respective policy term. In the event Tenant shall fail to procure and keep such insurance in full force and effect during the Lease Term, or to deliver such policies or certificates within said time frame, Landlord may, at its option, following notice and ten (10) days without a cure, procure same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rental within thirty (30) days after delivery to Tenant of bills therefor. Tenant shall have the right to satisfy the foregoing insurance requirements pursuant to so-called “umbrella” or “blanket” insurance coverage so long as the minimum coverages described above are applicable to the Premises, Landlord and the Project, as applicable.
(b)    Landlord shall maintain at its expense (but with the expense to be included in Operating Expenses) throughout the Lease Term insurance on the Buildings against fire and risks covered by “special causes of loss” form on a 100% “replacement cost” basis. At Landlord’s election, in its sole and absolute discretion, Landlord may procure earthquake coverage as a part of such insurance. Landlord’s insurance shall: (i) cover the Buildings; (ii) not cover any Alterations installed in the Premises by or on behalf of Tenant; (iii) have a building ordinance provision; and (iv) provide for rental interruption insurance covering a period of twelve (12) full months. In no event shall Landlord agree to any co-insurance obligations under any such policies (beyond standard deductibles). Landlord shall also maintain at its expense (but with the expense to be included in Operating Expenses) Commercial General Liability insurance including contractual liability coverage (or with contractual liability endorsement) on an occurrence basis in amounts not less than Ten Million Dollars ($10,000,000) per occurrence and general aggregate limit of Ten Million Dollars ($10,000,000) with respect to bodily injury or death and property damage. Notwithstanding the foregoing obligations of Landlord to carry insurance, Landlord may (x) modify the foregoing coverages if and to the extent it is commercially reasonable and consistent with market practice to do so, and (y) carry additional reasonable insurance, including without limitation earthquake and flood, at its sole discretion, and the commercially reasonable cost thereof shall be included in Operating Expenses. Any insurance required or permitted to be carried by Landlord hereunder may be carried under “blanket” or “master” policies covering other properties of Landlord and/or its partners and/or their respective related or affiliated corporations so long as such blanket policies provide insurance at all times for the Project as required by this Lease.
16.    Waiver of Subrogation.
Notwithstanding anything to the contrary in this Lease, to the extent that this waiver does not invalidate or impair their respective insurance policies. Landlord and Tenant shall each obtain from their respective insurers under all policies of fire, theft, and other property insurance maintained by either of them at any time during the Lease Term insuring or covering the Project or any portion thereof of its contents therein, a waiver of all rights of subrogation which the insurer of one party might otherwise, if at all, have against the other party. This provision shall not operate to prevent Landlord from including the cost of the deductibles of such insurance in Operating Expenses (subject to the limitations thereon set forth in this Lease).
17.    Default.
(a)    The following events shall be deemed to be events of default by Tenant under this Lease (each, a “Default”): (i) Tenant shall fail to pay when due any installment of Rent or any other charge or assessment against Tenant pursuant to the terms hereof, and shall fail to cure such breach within five (5) days after the due date thereof or, with respect to the first (1st) failure to pay in any calendar year during the Lease Term (subject to a maximum of five (5) times in the aggregate during the Lease Term), within five (5) days of Tenant’s receipt of notice that the same is unpaid; (ii) Tenant shall fail to perform any obligation of Tenant or to comply with any provision of this Lease, other than the payment of the Rent or any other charge or assessment payable by Tenant or compliance with the items in clauses (iii) through (xi) hereof, and shall not cure such failure within fifteen (15) days after notice thereof to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further, that if the nature of such failure is that it cannot reasonably be cured within a fifteen (15) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period, notifies Landlord within such period that it cannot reasonably complete such cure within fifteen (15) days and thereafter diligently proceeds to cure said failure as soon as possible; (iii) abandonment of the Premises by Tenant as defined in California Civil Code Section 1951.3; (iv) Tenant or Guarantor shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file a petition in any proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or fail timely to contest the material allegations of a petition filed against it in any such proceeding; (v) a proceeding is commenced against Tenant or Guarantor seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, and such proceeding shall not have been dismissed within forty-five (45) days after the commencement thereof; (vi) a receiver or trustee shall be appointed for the Premises or for all or substantially all of the assets of Tenant or Guarantor; (vii) Intentionally omitted; (viii) Tenant shall do or permit to be done anything which creates a lien upon the Premises or the Project and such lien is not removed or discharged within thirty (30) days after the filing thereof; (ix) Tenant shall fail to return a properly executed instrument to Landlord in accordance with Section 25 hereof within the time period provided therein; (x) Tenant shall fail to return a properly executed estoppel certificate to Landlord in accordance with Section 26 hereof within the time period provided therein; or (xi) Guarantor shall be in default of any of its obligations under the Guaranty.
(b)    In the event of any such Default by Tenant, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease in accordance with applicable law and all rights of Tenant hereunder and to remove Tenant from the Premises in accordance with law. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:
(i)    the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus
(ii)    the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)    the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus
(iv)    any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.
As used in clauses (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the maximum rate permitted by law per annum. As used in clause (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
(c)    In the event of any Default by Tenant, Landlord shall also have the right, with or without terminating this Lease, but subject to applicable law, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant for such period of time as may be required by applicable law after which time Landlord may dispose of such property in accordance with applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 17(c) shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. In addition to its other rights under this Lease, Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover the rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).
(d)    Upon the occurrence of a Default, Landlord shall have the right to exercise and enforce all rights and remedies granted or permitted by law. The remedies provided for in this Lease are cumulative and in addition to all other remedies available to Landlord at law or in equity by statute or otherwise. Exercise by Landlord of any remedy shall not be deemed to be an acceptance of surrender of the Premises by Tenant, either by agreement or by operation of law. Surrender of the Premises can be effected only by the written agreement of Landlord and Tenant.
(e)    No reentry or taking possession of the Premises by Landlord or any other action taken by or on behalf of Landlord shall be construed to be an acceptance of a surrender of this Lease or an election by Landlord to terminate this Lease unless written notice of such intention is given to Tenant. Tenant agrees to pay to Landlord all costs and expenses incurred by Landlord in the enforcement of this Lease, including, without limitation, the reasonable fees of Landlord’s attorneys. Tenant waives any right of redemption arising as a result of Landlord’s exercise of its remedies under this Section 17.
18.    Waiver of Breach.
No waiver of any breach of the covenants, warranties, agreements, provisions, or conditions contained in this Lease shall be construed as a waiver of said covenant, warranty, provision, agreement or condition or of any subsequent breach thereof, and if any breach shall occur and afterwards be cured, compromised, settled or adjusted, this Lease shall continue in full force and effect as if no breach had occurred.
19.    Assignment and Subletting.
(a)    Tenant may not directly or indirectly, voluntarily or by operation of law (i) assign this Lease or any interest herein or in the Premises, or mortgage, pledge, encumber, hypothecate or otherwise transfer or sublet the Premises or any part thereof or (ii) subject to the express terms and conditions of this Lease, permit the use of the Premises by any party other than Tenant, including another tenant of the Project (all of the foregoing are hereinafter sometimes referred to collectively as “Transfer,” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”) without Landlord’s prior written consent in each instance, which shall not be unreasonably withheld or delayed and subject to Sections 19(c), 19(h) and 19(i), below. In addition, Tenant shall not create or distribute materials or information intended to market the Premises in this Lease to any potential Transferee without disclosing any such materials or information to Landlord prior to distribution. Consent to one or more Transfers shall not operate to waive this requirement for Landlord’s consent, and all subsequent Transfers shall likewise be made only upon obtaining the prior written consent of Landlord.
(b)    If Tenant desires to effect any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium” (defined below), the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing and/or proposed operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space. Within fifteen (15) Business Days after Landlord’s receipt of such Transfer Notice, Landlord shall recapture (to the extent permitted pursuant to Section 19(h)), approve, or reasonably disapprove such Transfer (which disapproval shall include reasonable specificity describing the reasons for Landlord’s disapproval) such Transfer. If Landlord fails to notify Tenant of its approval or disapproval within fifteen (15) Business Days after receipt of the Transfer Notice, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced letters: “SECOND NOTICE DELIVERED PURSUANT TO SECTION 19(b) OF THE LEASE—FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF THE PROPOSED TRANSFER.” If Landlord fails to deliver notice of its approval or disapproval of the Transfer within such five (5) Business Day period, Landlord shall be deemed to have approved of such Transfer. Any Transfer made without Landlord’s prior written consent or deemed approval shall, at Landlord’s option, be void and shall constitute a Default. Whether or not Landlord grants consent, Tenant shall pay Landlord’s reasonable and actual out of pocket legal fees and other out of pocket costs incurred by Landlord in a total amount not to exceed Twelve Thousand and 00/100 Dollars ($12,000.00), within thirty (30) days after written request by Landlord. If Landlord consents to any Transfer (and does not exercise any recapture rights Landlord may have under Section 19(h) below), Tenant may within three (3) months after Landlord’s consent, enter into such agreement to Transfer the Premises or portion thereof, upon the same terms and conditions as are set forth in the Transfer Notice.
(c)    Notwithstanding Section 19(a) above, without otherwise limiting the criteria upon which Landlord may withhold its consent to any proposed Transfer, it shall be reasonable for Landlord to withhold its consent to Transfer if (i) the proposed Transferee is a party who would (or whose use would) detract from the character of the Project as a Class “A” office project; (ii) the proposed assignment or subletting is to a governmental subdivision or agency or any person or entity who enjoys diplomatic or sovereign immunity; (iii) such proposed Transferee is an existing tenant of the Project; (iv) Intentionally omitted; (v) the proposed assignee or subtenant is a person or entity then negotiating with Landlord for the lease of space in the Project; or (vi) the creditworthiness of the proposed sublessee or assignee is not reasonably acceptable to Landlord (e.g. there does not exist reasonable evidence that sublessee or assignee can pay the rent and additional rent to be charged to sublessee or assignee).
(d)    Sublessees or transferees of the Premises shall become directly liable to Landlord for all obligations of Tenant hereunder pertaining to that portion of the Premises covered by their subleases or other instruments of transfer (e.g., an assignment) without relieving Tenant (or Guarantor of its obligations under the Guaranty) of any liability therefor, and Tenant (and Guarantor of its obligations under the Guaranty) shall remain obligated for all liability to Landlord arising under this Lease during the entire remaining Lease Term including any extensions thereof, whether or not authorized herein.
(e)    If Tenant is a partnership, an aggregate withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease and subject to the foregoing provisions. A change or series of changes in ownership of stock or other ownership interests which would result in direct or indirect change in ownership of less than fifty percent (50%) of the outstanding stock of or other ownership interests in such Tenant as of the date of the execution and delivery of this Lease shall not be considered a change of control. If neither Tenant nor any affiliate which controls Tenant is a corporation, partnership or other entity that is publicly traded on a recognized national stock exchange, then any transaction or series of related or unrelated transactions (including, without limitation, any dissolution, merger, consolidation or other reorganization, any withdrawal or admission of a partner or change in a partner’s interest, or any issuance, sale, gift, transfer or redemption of any capital stock of or ownership interest in such entity, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of such Tenant, shall be deemed to be an assignment of this Lease subject to the provisions of this Section 19. The term “control” as used in this Section 19(e) means the power to directly or indirectly direct or cause the direction of the management or policies of Tenant. Any transfer of control of a subtenant which is a corporation or other entity shall be deemed an assignment of any sublease by such subtenant. However, the lack of a consent requirement shall not relieve Tenant of the obligation to deliver a timely Transfer Notice to Landlord.
(f)    Fifty percent (50%) of any consideration, net of Tenant’s reasonable, out-of-pocket costs incurred in the assignment or subletting (including Tenant’s reasonable expenses in constructing improvements specifically for the subtenant or assignee and reasonable brokerage commissions in connection with the Transfer), which is in excess of the Rent and other amounts due and payable by Tenant under this Lease, and which is paid to Tenant by any assignee of this Lease or successor to Tenant (including pursuant to Section 19(b)) for its assignment, or by any sublessee under or in connection with its sublease, or otherwise paid to Tenant by another party for use and occupancy of the Premises or any portion thereof, on a per-rentable-square foot basis if less than all of the Premises is transferred (the “Transfer Premium”), shall be promptly remitted by Tenant to Landlord as Additional Rental hereunder and Tenant shall have no right or claim thereto as against Landlord.
(g)    No assignment of this Lease consented to by Landlord shall be effective unless and until Landlord shall receive an original assignment and assumption agreement, in form and substance reasonably satisfactory to Landlord, signed by Tenant and Tenant’s proposed assignee, whereby the assignee assumes due performance of this Lease to be done and performed for the balance of the then remaining Lease Term. No subletting of the Premises, or any part thereof, shall be effective unless and until there shall have been delivered to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, signed by Tenant and the proposed sublessee, whereby the sublessee acknowledges the right of Landlord to continue or terminate any sublease, in Landlord’s sole discretion, upon termination of this Lease, and such sublessee agrees to recognize and attorn to Landlord in the event that Landlord elects under such circumstances to continue such sublease.
(h)    Notwithstanding anything to the contrary contained in this Section 19 except paragraph (i) below, upon receipt of any Transfer Notice which contemplates a Transfer that (i) will result in Tenant or its Permitted Transferees (as hereinafter defined) no longer occupying at least fifty percent (50%) of the RSF of the 301 Premises, the 321 Premises, or the 331 Premises, and (ii) has a term (excluding any extension or renewal options) that is longer than fifty percent (50%) of the then remaining Lease Term, Landlord shall have the option exercisable by written notice to Tenant given within thirty (30) days after receipt of the Transfer Notice, to recapture the space proposed to be sublet or assigned (“Transfer Space”). Notwithstanding the foregoing, if Landlord obtains a recapture right with respect to any portion of the 331 Premises, Landlord shall have the option to recapture the entire 331 Premises, and if elected by Landlord the entire 331 Premises shall be deemed Transfer Space. If Landlord exercises its option to recapture, the Lease shall terminate with respect to the Transfer Space on the commencement date specified in the Transfer Notice, and if there is no such date then thirty (30) days after Landlord sends its written notice of recapture. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, Landlord and Tenant shall enter into an appropriate amendment to this Lease confirming such partial termination of this Lease, providing for a prorata reduction in and apportionment of Base Rental and Tenant’s Share on a straight square footage basis, adding commercially reasonable lease provisions for a multi-tenant Building, if applicable, such as reasonable and appropriate access to the Transfer Space through the remainder of the Building and the equitable use of common facilities and parking, and Landlord shall have the right to use or relet the Transfer Space for any legal purpose in its sole discretion (but excluding access rights through any portion of the remaining Premises). If Landlord elects to recapture the Transfer Space, then Landlord shall separately demise the portion of the Premises so recaptured by Landlord from the balance of the Premises, including, without limitation, capping, re-routing or reconfiguring all mechanical, electrical, plumbing, life-safety and other systems and equipment serving the affected portions of the Premises and construct such other improvements as may be required by law or which Landlord reasonably deems to be necessary or appropriate to so demise the portion of the Premises so recaptured and the cost of such work shall be paid by Tenant. If Landlord declines, or fails to elect in a timely manner to recapture the Transfer Space within such thirty (30) day period, then, provided Landlord has consented or is deemed to have consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Transfer Space to the proposed Transferee, subject to the provisions of the last sentence of this grammatical paragraph. Any subsequent proposed Transfer of the applicable space shall be subject to this Section. If a proposed Transfer is not consummated within one hundred thirty-five (135) days after the date of the relevant Transfer Notice, Tenant shall be required to submit a new Transfer Notice to Landlord with respect to any contemplated Transfer of the Transfer Space described in the first Transfer Notice.
(i)    Notwithstanding Sections 19(a) and 19(b), an assignment or subletting by Tenant of all or a portion of the Premises or this Lease to (i) an entity which is 100% owned by Tenant or controlling, controlled by or under common control (as defined below) with Tenant; (ii) any entity which purchases all or substantially all of the stock or assets of Tenant; (iii) any entity into which Tenant is merged or consolidated; or (iv) the sale or transfer of the capital stock of Tenant as provided hereinbelow (all such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as “Affiliates”), shall not require Landlord’s consent and shall not be deemed a Transfer under this Section 19, provided that (A) any such Affiliate was not formed as a subterfuge to avoid the obligations of this Section 19; (B) Tenant gives Landlord at least twenty (20) days’ prior notice of any such assignment or sublease to an Affiliate (unless the subject transaction is subject to confidentiality); (C) such Affiliate shall have, as of the effective date of any such assignment or sublease, a Tangible Net Worth which is equal to or greater than the net worth of Atlassian, Inc., a Delaware corporation (“Original Tenant”) as of the date of the applicable assignment or sublease to its Affiliate; (D) any such assignment or sublease shall be subject and subordinate to all of the terms and provisions of this Lease, and such Affiliate shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease with respect to the portion of the Premises which is the subject of such assignment or sublease (other than the amount of Base Rental payable by Tenant with respect to a sublease); and (E) Tenant and Guarantor shall remain fully liable for all obligations to be performed by Tenant under this Lease. Any Affiliate to whom Tenant may assign this Lease or sublease a portion of the Premises as permitted by this Section 19(i) shall be deemed to be a “Permitted Transferee”. The term “control” (and any variation thereof) as used in this Section 19(i), shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity. The terms and provisions of Sections 19(f) and 19(h) shall not be applicable to a Transfer described in this Section 19(i). However, no assignment or subletting under this Section 19(i) shall be effective until Tenant and the assignee or sublessee have complied with Section 19(g) above.
(j)    Notwithstanding any contrary provision of this Section 19, Tenant shall have the right, without the receipt of Landlord's consent and without payment to Landlord of any amounts under Section 19(f) above, to permit the occupancy of up to seven thousand (7,000) RSF in the Premises, in the aggregate, to any individual(s) or entity (collectively, "Permitted Occupants") that has an ongoing business relationship with Tenant (other than the dual occupancy of the Premises) for a period of no longer than eighteen (18) months, which occupancy shall include the use of a corresponding interior support area and other portions of the Premises and Common Areas which shall be common to Tenant and the Permitted Occupants, on and subject to the following conditions: (i) each Permitted Occupant shall be of a character and reputation consistent with the quality of the Project; (ii) no Permitted Occupant shall occupy a separately demised portion of the Premises or which contains an entrance to such portion of the Premises other than the primary entrance to the Premises; (iii) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers or payment of the Transfer Premium; (iv) Tenant shall not permit such use by any entity or organization in a manner such that the density of use of any portion of the Premises would materially and adversely increase the strain on the Building systems beyond the manufacturer's recommended specifications therefor or would violate any Laws, including but not limited to fire codes; (v) the Permitted Occupants shall obtain all permits and licenses required by Law for occupying and use of the Premises, if such permits and licenses are needed in addition to those held by Tenant; (vi) the Permitted Occupants shall be subject to and subordinate to all of the terms and provisions of this Lease; and (vii) no such occupancy shall relieve Tenant from any liability under this Lease. Tenant shall provide notice to Landlord of any occupancy under this Section 19(j) within ten (10) Business Days after the commencement thereof. Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding the identity of any such Permitted Occupants. Any occupancy permitted under this Section 19(j) shall not be deemed a Transfer under this Section 19.
20.    Destruction.
(a)    If the Premises are damaged by fire or other casualty, the same shall be repaired as speedily as practicable, subject to reasonable delay for insurance adjustment or other matters beyond Landlord’s reasonable control under the circumstances, at the expense of Landlord (subject to Section 20(c) below), unless this Lease is terminated as provided in this Section. Beginning on the date of such casualty and continuing during the period required for repair, a just and proportionate part of the Base Rental and Tenant’s Operating Expense Rental shall be abated for the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not used by Tenant as a result thereof.
(b)    If either the 301 Premises, the 321 Premises or the 331 Premises are (i) damaged to such an extent that repairs cannot, in Landlord’s judgment, be completed within twelve (12) months after the date of the casualty; (ii) damaged or destroyed as a result of a risk which is not insured under standard special form/all risk insurance policies or any other insurance carried by Landlord; (iii) damaged and the holder of any mortgage on the Project or ground or underlying lessor with respect to the Project and/or the applicable Building requires that the insurance proceeds or any portion thereof be used to retire the mortgage debt or terminates the ground or underlying lease, as the case may be; or (iv) substantially damaged or destroyed during the last twelve (12) months of the Lease Term, as extended if permitted herein (each, a “Casualty Event”); or if the 331 Building (whether or not including the 331 Premises) is damaged in whole or in part to such an extent that repair to the 331 Building cannot, in Landlord’s reasonable judgment, be completed within twelve (12) after the date of the Casualty Event, then in any such event Landlord may at its option terminate this Lease as to either (a) the entire Premises if the Casualty Event occurred as to the 301 Premises or the 321 Premises or (b) the entire 331 Premises if the Casualty Event occurred as to the 331 Premises or the 331 Building (whether or not including the 331 Premises), as applicable, by notice in writing given to Tenant within sixty (60) days after the date of such damage or destruction. If either the 301 Premises, the 321 Premises or the 331 Premises are damaged to such an extent that repairs cannot, in Landlord’s judgment, be completed within twelve (12) after the date of the casualty or are substantially damaged or destroyed during the last twelve (12) months of the Lease Term, as it may have been extended if permitted herein, then in either such event Tenant may elect to terminate this Lease as to either (a) the entire Premises if the Casualty Event occurred as to the 301 Premises or the 321 Premises or (b) the entire 331 Premises if the Casualty Event occurred as to the 331 Premises or the 331 Building (whether or not including the 331 Premises), as applicable, by notice in writing to Landlord within thirty (30) days after notice from Landlord of the estimated repair time. Unless Landlord or Tenant elects to terminate this Lease in whole or in part as hereinabove provided, this Lease will remain in full force and effect and Landlord shall repair such damage to the extent required in this Section 20 as expeditiously as possible under the circumstances. If Landlord or Tenant terminates the Lease in whole or in part pursuant to this Section 20, then Tenant shall pay the Base Rental and Additional Rental properly apportioned (and as the same may have been abated in accordance with Section 20(a) above) up to such date of termination or casualty, as the case may be, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.
(c)    If Landlord should elect or be obligated pursuant to Section 20(a) above to repair because of any damage or destruction, Landlord’s obligation shall be limited solely to restoration of the Premises to the condition provided to Tenant on the Delivery Date and shall not extend to any leasehold improvements in the Premises, furniture, equipment, supplies, trade fixtures or other personal property owned or leased by Tenant, its employees, contractors, invitees or licensees. If the cost of performing such repairs and restoration exceeds Two Hundred Fifty Thousand ($250,000) in excess of the actual proceeds of insurance paid or payable to Landlord on account of such casualty, or if Landlord’s mortgagee under a mortgage or the lessor under an underlying lease shall require that any insurance proceeds from a casualty loss be paid to it, Landlord may terminate this Lease.
(d)    In no event shall Landlord be liable for any loss or damage sustained by Tenant or its visitors, or injury to Tenant’s business by reason of casualties mentioned hereinabove or any other accidental casualty.

(e)    The provisions of this Lease, including this Section, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Buildings or any other portion of the Project. Any statute or regulation of the state in which the Buildings are located including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Buildings or any other portion of the Project.
21.    Tenant’s Property.
Tenant shall be permitted to remove its trade fixtures, personal property, equipment and furniture from the Premises at any time during the Lease Term and any extensions thereof, and at the expiration or termination of the Lease, subject to and in accordance with the terms and conditions of this Lease otherwise governing the same.
22.    Services to the Premises.
(a)    Subject to the Rules and Regulations attached hereto as Exhibit G and unless access to the Premises is restricted by casualty, condemnation, Force Majeure or any governmental action, Tenant shall have access to the Premises 24 hours per day, 365 days per year, during the Lease Term.
(b)    Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler system charges, janitorial services, trash collection services, and other utilities and services used on or from the Premises, together with any taxes, penalties, and surcharges or the like pertaining thereto and any maintenance charges for utilities. Tenant shall furnish all electric light bulbs, tubes and ballasts, battery packs for emergency lighting and fire extinguishers. If any such services are not separately metered to Tenant, Tenant shall pay such equitable proportion of all charges jointly metered with other premises as determined by Landlord, in its reasonable discretion. Any such charges paid by Landlord and assessed against Tenant shall be payable to Landlord within thirty (30) days of Tenant’s receipt of written demand (which written demand shall include reasonable documented evidence of such charges) and shall be Additional Rent hereunder. In addition, if applicable, to the extent any utility is not separately metered to the Premises, Landlord may, at Landlord’s expense, install and shall have access to the Premises to monitor a separate meter (or submeter) to determine the actual use of any utility in the Premises. Tenant will not, without the written consent of Landlord, contract with a utility provider to service the Premises with any utility, including, but not limited to, telecommunications, electricity, water, sewer or gas, which is not previously providing such service to other tenants in the Buildings. Landlord shall in no event be liable for any interruption or failure of utility services on or to the Premises. If Tenant is billed directly by a public utility with respect to Tenant's energy usage at the Premises, then, upon request, Tenant shall provide monthly energy utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord's option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant's energy usage with respect to the Premises directly from the applicable utility company.

(c)    At the time of Landlord’s approval of Tenant’s Final Working Drawings (as such term is defined in the Work Letter) and of any proposed Alterations, Landlord may designate any improvements which Landlord reasonably believes will cause there to be wear and tear of any related dedicated HVAC system(s) or other building systems within the Premises or the Project (“Tenant’s Wear and Tear”) that is significantly greater than that which would be customary for premises being used for normal general office uses (“Normal Wear and Tear”), because of the hours during which such dedicated HVAC system(s) or building systems will be in use, the impact which equipment being operated by Tenant within the Premises will have on such dedicated HVAC system(s) or building systems, or other similar factors (the extent to which Tenant’s Wear and Tear exceeds Normal Wear and Tear being referred to herein as “Excess Wear and Tear”). If Landlord makes such a designation and Tenant constructs the improvements in question, then the incremental cost of operating the dedicated HVAC system(s) and/or building systems due to the Excess Wear and Tear along with the incremental cost of maintaining, repairing and replacing all or any portion of the dedicated HVAC system(s) and/or building systems resulting from such Excess Wear and Tear shall be paid by Tenant within thirty (30) days after written demand from Landlord as Additional Rental.
(d)    HVAC shall be supplied to (i) the 301 Premises and the 321 Premises from 7:30 A.M. to 7:30 P.M. Monday through Friday and 9:00 A.M. to 1:00 P.M., Saturday and (ii) the 331 Premises from 7:00 A.M. to 7:00 P.M. Monday through Friday and 9:00 A.M. to 1:00 P.M., Saturday (collectively, the “Business Hours”), except for the date of observation of New Year’s Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, and Christmas Day, and at Landlord’s good faith discretion, other state and nationally recognized holidays selected by Landlord (collectively, the “Holidays”); provided, however, that if Tenant desires HVAC to be provided to the Premises during hours (“Non-Business Hours”) other than Business Hours (“After Hours HVAC”), Tenant shall provide Landlord with prior written notice (which at a minimum shall be 24 hours’ written notice of Tenant’s desired After Hours HVAC use and upon such additional conditions as shall be determined by Landlord from time to time.  Tenant shall pay to Landlord an amount equal to twenty-five dollars ($25) per hour for each hour of After Hours HVAC supplied to Tenant hereunder (the “After Hours HVAC Rate”) within ten (10) days of receipt of a bill therefor.  Tenant acknowledges and agrees that Landlord has made no representation or warranty regarding the ability of the Buildings’ HVAC systems to sufficiently cool the Premises.
(e)    Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service or utility, or for any diminution in the quality or quantity thereof, whether such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by Force Majeure, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Buildings or Project, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or, except as expressly provided in this Lease, relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure of Tenant to receive any of the services or utilities as set forth in this Section 22. Notwithstanding the foregoing, if (i) there is a loss of utilities to the Premises which is solely the result of Landlord’s failure to perform the obligations required of Landlord under the terms of this Lease to provide utilities to the Premises or is within Landlord’s reasonable control to correct, and (ii) such failure causes all or a portion of the Premises to be untenantable and unusable by Tenant (except to the extent such failure is due to the failure of a utility company to provide its utility to the Building), Tenant shall give Landlord notice (the “Abatement Notice”), specifying such failure to perform by Landlord (the “Abatement Event”). If Landlord has not cured such Abatement Event within five (5) Business Days after the receipt of the Abatement Notice, Tenant may immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period from the commencement of such Abatement Event until the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises; provided that if the entire Premises has not been rendered untenantable and unusable by the Abatement Event, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises (which shall be based on a ratio of the square feet of rentable area rendered untenantable and unusable to all of the rentable area leased by Tenant) so rendered untenantable and unusable and not used by Tenant. Such right to abate Rent shall be Tenant's sole and exclusive right to abate Rent as the result of an Abatement Event, but shall not otherwise limit Tenant's remedies for an Abatement Event. Except as provided in this Section 22(e), nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.
23.    Waiver of Jury Trial.
If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder or at law, the parties hereto agree to and hereby do waive any right to a trial by jury.
24.    Time.
Time is of the essence of this Lease and each of its provisions and whenever a certain day is stated for payment or performance of any obligation of Tenant or Landlord, the same enters into and becomes a part of the consideration hereof.
25.    Subordination and Attornment.
(a)    Except to the extent that Landlord’s mortgagee (or lessor under a ground lease) elects to make the Lease senior to the mortgage (or ground lease) pursuant to Section 25(b), Tenant agrees that this Lease and all rights of Tenant hereunder are and shall be subject and subordinate to any ground or underlying lease which may hereafter be in effect regarding the Project or any component thereof, to any mortgage now or hereafter encumbering the Premises or the Project or any component thereof, to all advances made or hereafter to be made upon the security of such mortgage, to all amendments, modifications, renewals, consolidations, extensions, and restatements of such mortgage, and to any replacements and substitutions for such mortgage. The terms of this provision shall be self-operative and no further instrument of subordination shall be required. Tenant, upon request of any party in interest, shall execute within ten (10) Business Days of request by Landlord such instrument or certificates as may be reasonably required to carry out the intent hereof (including a Future SNDA (as defined below)), whether said requirement is that of Landlord or any other party in interest, including, without limitation, any mortgagee. If Landlord or its mortgagee requests the same, Tenant agrees to execute, acknowledge and deliver within ten (10) Business Days following demand a subordination, non-disturbance and attornment agreement (including a Future SNDA) evidencing such subordination of this Lease to the lien of the mortgage or lease. Tenant agrees that the institution of any suit, action or other proceeding by any mortgagee to realize on Landlord’s interest in the Premises or the Buildings pursuant to the powers granted to a mortgagee under its mortgage, shall not, by operation of law or otherwise, result in the cancellation or termination of the obligations of the Tenant hereunder.
(b)    If any mortgagee or lessor under a ground or underlying lease elects to have this Lease superior to its mortgage or lease and signifies its election in the instrument creating its lien or lease or by separate recorded instrument, then this Lease shall be superior to such mortgage or lease, as the case may be. The term “mortgage”, as used in this Lease, includes any deed of trust, deed to secure debt, or security deed and any other instrument creating a lien in connection with any other method of financing or refinancing. The term “mortgagee”, as used in this Lease, refers to the holder(s) of the indebtedness secured by a mortgage.
(c)    In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage covering the Premises or the Project, or in the event the interests of Landlord under this Lease shall be transferred by reason of deed in lieu of foreclosure or other legal proceedings, or in the event of termination of any lease under which Landlord may hold title, Tenant, at the election of Landlord or its transferee or purchaser at foreclosure or other legal proceedings, shall attorn to the transferee or purchaser at foreclosure or under power of sale, or the lessor of Landlord upon such lease termination, as the case may be (sometimes hereinafter called “such person”), without any deductions or off set whatsoever, and shall recognize and be bound and obligated hereunder to such person as the Landlord under this Lease. Tenant agrees to execute any attornment agreement not in conflict herewith requested by Landlord, the mortgagee or such person. Tenant’s obligation to attorn to such person shall survive the exercise of any such power of sale, foreclosure or other proceeding.
(d)    Notwithstanding the foregoing to the contrary, a condition precedent to the subordination of this Lease to any future mortgage (or ground lease) (a "Future Mortgage/Primary Lease") is that Landlord shall obtain for the benefit of Tenant a commercially reasonable subordination, non-disturbance and attornment agreement (a "Future SNDA") from the Landlord's mortgagee under such Future Mortgage/Primary Lease, which Future SNDA shall provide that Tenant's use and occupancy of the Premises on all the terms and conditions of this Lease shall not be disturbed by such Landlord's mortgagee under such Future Mortgage/Primary Lease provided Tenant is not in default under this Lease beyond all applicable notice and cure periods. The parties agree that any Future SNDA shall provide that Landlord's mortgagee under such Future Mortgage/Primary Lease shall not be (i) bound by any payment of Rent for more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease (and then only if such prepayments have been deposited with and are under the control of such person); (ii) bound by any amendment or modification of this Lease made without the express written consent of the mortgagee or lessor of the Landlord, as the case may be; (iii) obligated to cure any defaults under this Lease of any prior landlord (including Landlord); provided, however, that such person shall be responsible for ongoing maintenance and repair obligations of the Landlord; (iv) liable for any act or omission of any prior landlord (including Landlord); (v) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord); or (vi) bound by any warranty or representation of any prior landlord (including Landlord) relating to work performed by any prior landlord (including Landlord) under this Lease.
26.    Estoppel Certificates.
Within ten (10) days after request therefor from Landlord, Tenant agrees to execute and deliver to Landlord in recordable form an estoppel certificate addressed to Landlord, any mortgagee or assignee of Landlord’s interest in, or purchaser of, the Premises or the Project or any part thereof, which shall be substantially in the form of Exhibit H attached hereto or in such other commercially reasonable form as may be required by same. Such certificate shall also include such other information as may reasonably be required by such mortgagee, assignee, purchaser or Landlord. Any such certificate may be relied upon by Landlord, any mortgagee, proposed mortgagee, assignee, purchaser and any other party to whom such certificate is addressed. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments following Tenant’s receipt of a second notice from Landlord and the expiration of five (5) days shall constitute an acknowledgment by Tenant that statements included in the form of estoppel certificate as delivered by Landlord are true and correct, without exception.
27.    Cumulative Rights.
All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative to, but not restrictive of, or in lieu of those conferred by law.
28.    Holding Over.
If Tenant remains in possession after expiration or termination of the Lease Term with respect to any portion of the Premises with or without the Landlord’s written consent, Tenant shall become a tenant-at-sufferance for the entire Premises, and there shall be no renewal or extension of this Lease by operation of law. During the period of any such holding over, all provisions of this Lease shall be and remain in effect except that the monthly rental shall be (i) one hundred fifty percent (150%) of the amount of Base Rental (including any adjustments as provided herein) payable as to the Premises for the last full calendar month of the Lease Term, including renewals or extensions, for the initial four (4) months of holdover and (ii) from and after the beginning of the fifth month of holdover one hundred seventy-five percent (175%) of the amount of Base Rental as to the Premises (including any adjustments as provided herein) payable for the last full calendar month of the Lease Term, including renewals or extensions. The inclusion of the preceding sentence in this Lease shall not be construed as the Landlord’s consent for Tenant to hold over. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Section 28 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, any consequential damages and any lost profits resulting therefrom.
29.    Surrender of the Premises.
Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises and every part thereof, and any Tenant Improvements and Alterations, broom clean and in good condition and state of repair, reasonable wear and tear and damage due to casualty or condemnation and/or caused by Landlord and/or any Landlord Party excepted. Tenant shall remove all personalty and equipment not attached to the Premises that it has placed upon the Premises, and repair any damage caused by such removal. At Landlord’s option, Tenant shall also be responsible for the removal of (i) any Tenant Improvement or Alteration for which Landlord requires Tenant to remove pursuant to Section 12(b) or for which Tenant did not obtain Landlord’s prior consent, and (ii) all wires and cables installed by Tenant in the Premises and within any risers or other portions of the Building to serve Tenant’s telecommunications and computer systems in the Premises; provided that the removal of such Tenant Improvements, Alterations, and wires, cables and risers shall be effected by Tenant without damage to the Premises or the Building and without interference with the business or operations of Landlord or any other tenant of the Project. If Tenant shall fail or refuse to remove all of Tenant’s effects, personalty and equipment from the Premises upon the expiration or termination of this Lease for any cause whatsoever or upon the Tenant being dispossessed by process of law or otherwise, such effects, personalty and equipment shall be deemed conclusively to be abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without written notice to Tenant or any other party and without obligation to account for them. Tenant shall pay Landlord on demand any and all expenses incurred by Landlord in the removal of such property, including, without limitation, the cost of repairing any damage to the Building or Project caused by the removal of such property and storage charges (if Landlord elects to store such property). The covenants and conditions of this Section 29 shall survive any expiration or termination of this Lease.
30.    Notices.
All notices required or permitted to be given hereunder shall be in writing and may be delivered in person to either party or may be sent by nationally recognized overnight courier or by United States mail, certified, return receipt requested, postage prepaid. Any such notice shall be deemed received by the party to whom it was sent (i) in the case of personal delivery or courier delivery, on the date of delivery to such party, and (ii) in the case of certified mail, on the date receipt is acknowledged on the return receipt for such notice or, if delivery is rejected or refused or the U.S. Postal Service is unable to deliver same because of changed address of which no notice was given pursuant hereto, the first date of such rejection, refusal or inability to deliver. All such notices shall be addressed to Landlord or Tenant at their respective address set forth hereinabove in the Basic Lease Information or at such other address as either party shall have theretofore given to the other by notice as herein provided. If Tenant is notified in writing of the identity and address of the Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.
31.    Damage or Theft of Personal Property.
As a material part of the consideration to Landlord, all personal property brought into Premises by Tenant, or Tenant’s employees or business visitors, shall be at the risk of Tenant only, and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any act or omission of co-tenants, occupants, invitees or other users of the Buildings or any other person. Tenant acknowledges Landlord shall not be providing any security for the Premises, Buildings or Project. Landlord shall not at any time be liable for damage to any property in or upon the Premises which results from power surges or other deviations from the constancy of electrical service or from gas, smoke, water, or rain, which issues or leaks from or forms upon any part of the Buildings or from the pipes or plumbing work of the same, or from any other place whatsoever.
32.    Eminent Domain.
(a)    If either the 301 Premises, the 321 Premises or the 331 Premises is taken for any public or quasi-public use by virtue of the exercise of the power of eminent domain or by private purchase in lieu thereof, this Lease shall terminate as to the part so taken as of the date of taking, and, in the case of a partial taking, either Landlord or Tenant shall have the right to terminate this Lease as to either (i) the entire 301 Premises, or (ii) the entire 321 Premises, or (iii) the entire 331 Premises, as applicable, by written notice to the other within thirty (30) days after such date; provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the 301 Premises, the 321 Premises or the 331 Premises taken shall be of such extent and nature as substantially to handicap, impede or impair Tenant’s use of the balance of either the 301 Premises, the 321 Premises or the 331 Premises as applicable. If title to so much of either the 301 Premises, the 321 Premises or the 331 Building are taken that a reasonable amount of reconstruction thereof will not in Landlord’s sole discretion result in such Premises or Building being a practical improvement and reasonably suitable for use for the purpose for which it is designed, then this Lease shall terminate on the date that the condemning authority actually takes possession of the part so condemned or purchased.
(b)    If this Lease is terminated under the provisions of this Section 32, Rent shall be apportioned and adjusted as of the date of termination.
(c)    If there is a partial taking of any of the Buildings and this Lease is not thereupon terminated under the provisions of this Section 32, then this Lease shall remain in full force and effect, and Landlord shall, within a reasonable time thereafter, repair or reconstruct the remaining portion of the Buildings to the extent necessary to make the same a complete architectural unit; provided that in complying with its obligations hereunder Landlord shall not be required to expend more One Hundred Twenty-Five Thousand ($125,000) more than the net proceeds of the condemnation award which are paid to Landlord, and which the Landlord’s mortgagee permits Landlord to use for this purpose.
(d)    All compensation awarded or paid upon a total or partial taking of the Premises or the Buildings shall belong to and be the property of Landlord without any participation by Tenant. Nothing herein shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority for moving expenses, loss of business, for damage to, and cost of removal of, trade fixtures, furniture and other personal property belonging to Tenant, and for the unamortized cost of leasehold improvements to the extent same were installed at Tenant’s expense (and not with the proceeds of the Tenant Improvement Allowance); provided, however, that no such claim shall diminish or adversely affect Landlord’s award. In no event shall Tenant have or assert a claim for the value of any unexpired term of this Lease. Subject to the foregoing provisions of this Section 32, Tenant hereby assigns to Landlord any and all of its right, title and interest in or to any compensation awarded or paid for the fee as a result of any such taking.
(e)    Notwithstanding anything to the contrary contained in this Section 32, if, during the Lease Term, the use or occupancy of any part of the Buildings or the 301 Premises, the 321 Premises or the 331 Premises shall be taken or appropriated temporarily for a period of one hundred eighty (180) days or less for any public or quasi-public use under any governmental law, ordinance, or regulations, or by right of eminent domain, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all Rent payable hereunder by Tenant during the Lease Term. In the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the loss of use or occupancy of the Premises during the Lease Term, and Landlord shall be entitled to receive that portion of any award which represents the cost of restoration and compensation for the loss of use or occupancy of the Premises after the end of the Lease Term.
33.    Parties.
The term “Landlord,” as used in this Lease, shall include Landlord and its assigns and successors. Should Landlord’s interest in the Premises cease to exist for any reason during the Lease Term, then notwithstanding the happening of such event, this Lease nevertheless shall remain in full force and effect, and Tenant hereby agrees to attorn to the then owner of the Premises. The term “Tenant” shall include Tenant and its heirs, legal representatives and successors, and shall also include Tenant’s assignees and sublessees, if this Lease shall be validly assigned or the Premises sublet for the balance of the Lease Term or any renewals or extensions thereof. Landlord’s right to transfer or assign Landlord’s interest in and to the Premises, or any part or parts thereof, shall be unrestricted; in the event of any such transfer or assignment by Landlord which includes the Premises, upon the assignee’s or transferee’s assumption of the obligations of Landlord arising after the effective date of the transfer, Landlord’s obligations to Tenant hereunder shall cease as of the date of transfer and assumption and Tenant shall look only and solely to Landlord’s assignee or transferee for performance thereof.
34.    Liability of Tenant.

(a)    Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever including without limiting the generality of the foregoing, whether caused by water leakage of any character from the roof, walls, or other portion of the Premises or the Buildings, the Project, or caused by gas, fire, oil, electricity, or any cause whatsoever (other than the intentional or willful except to the extent caused by Landlord and/or any Landlord Party, misconduct of Landlord and its agents and employees), in, on, or about the Premises, the Buildings, the Project or any part thereof and agrees that Landlord, and its partners, joint venturers, members, shareholders, lenders, mortgagees, employees, agents, contractors, licensees, invitees, representatives, officers and directors and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant.
(b)    Except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Party, Tenant shall indemnify and hold the Landlord Parties harmless from and defend Landlord and the other Landlord Parties against any and all loss, cost, damage, injury, expense and liability, including, without limitation, court costs and reasonable attorneys’ fees (collectively, “Claims”): (i) incurred in connection with or arising from any cause in or on the Premises (including, without limitation, Tenant’s installation, placement and removal of Tenant Improvements, Alterations, fixtures and/or equipment in, on or about the Premises); (ii) occurring in, on, or about any other portion of the Project to the extent such injury or damage shall be caused by the negligence or willful misconduct of Tenant or of the contractors, agents, servants, employees, licensees, invitees, guests or visitors of Tenant (collectively, the “Tenant Parties”) in, on or about the Premises, Buildings and Project; or (iii) arising from any breach of this Lease by Tenant. Tenant further agrees to indemnify and hold the Landlord Parties harmless from, and defend the Landlord Parties against, any and all Claims arising from the conduct of any work or business of Tenant Parties in or about the Project, including any release, discharge, storage or use of any Hazardous Substance, hazardous waste, toxic substance, oil, explosives, asbestos, or similar material. Tenant’s indemnity obligation shall in no event apply to any liability otherwise waived by Landlord pursuant to this Lease. In the event of a discrepancy between the terms of this Section and the terms of Section 39 (concerning Hazardous Substance liability), the latter shall control. Nothing in this Section 34 is intended to nor shall it be deemed to override the provisions of Section 16.
35.    Force Majeure.
(a)    Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, moratorium, adverse weather, delays in receipt of permits or governmental approvals, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by either party pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. The foregoing shall in no event be deemed to cause an extension of the Lease Commencement Date or Expiration Date, or in any way eliminate or defer any obligation of Tenant to pay Rent for the period in which a Force Majeure event occurs, except to the extent provided otherwise in this Lease.
(b)    Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant be liable to Landlord for consequential damages, special or punitive damages even if caused by the activities or passive negligence or intentional or willful misconduct of any Tenant Party. The foregoing shall not apply to Tenant’s holdover pursuant to Section 28 above or any breach by Tenant of Tenant’s obligations under Section 45(z).
36.    Landlord’s Liability.
(a)    Landlord and the Landlord Parties shall have no personal liability with respect to any of the provisions of this Lease. If Landlord is in default with respect to its obligations under this Lease or is otherwise liable to Tenant under this Lease, Tenant shall look solely to the equity of Landlord in and to the Project for satisfaction of Tenant’s remedies, if any. It is expressly understood and agreed that Landlord’s liability under the terms of this Lease shall in no event exceed the amount of its interest in and to said Project. In no event shall any of the Landlord Parties be personally liable with respect to any of the provisions of this Lease and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Under no circumstances shall Landlord or any of the Landlord Parties be liable for injury to Tenant’s business or for any loss of income or profit therefrom. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.
(b)    Except to the extent caused by the negligence or willful misconduct of any Tenant Party, Landlord shall indemnify and hold Tenant harmless from and against any and all claims or liability for any injury or damage to any person or property including any reasonable attorney’s fees (but excluding any consequential damages or loss of business) occurring in, on, or about the Project to the extent such injury or damage is caused by the negligence or intentional or willful misconduct of Landlord, its employees, its property manager, agents, contractors or its property manager’s employees; provided, however, that the foregoing indemnity shall not include claims or liability to the extent waived by Tenant pursuant to Section 34 hereof. Further, (i) in the event of a discrepancy between the terms of this Section and the terms of Section 39 concerning Hazardous Substances liability, the latter shall control; and (ii) nothing in this Section 36(b) is intended to nor shall it be deemed to override the provisions of Section 16.
(c)    Notwithstanding anything contained in this Lease to the contrary, Landlord shall in no event be liable to Tenant or any other person for any consequential damages, special or punitive damages, or for loss of business, revenue, income or profits even if caused by the active or passive negligence, or intentional or willful misconduct, of any Landlord Party, and Tenant hereby waives any and all claims for any such damages. The provisions of this Section 36 shall survive the expiration or sooner termination of this Lease.

37.    Landlord’s Covenant of Quiet Enjoyment.
Provided Tenant performs the terms, conditions and covenants of this Lease, and subject to the terms and provisions hereof, including Landlord’s right to perform any Construction Work, and the rights of any mortgagees or ground lessors of the Project, Landlord covenants and agrees to take all necessary steps to secure and to maintain for the benefit of Tenant the quiet and peaceful possession of the Premises, for the Lease Term, without hindrance, claim or molestation by Landlord or any other person lawfully claiming under Landlord. The foregoing covenant is in lieu of any other covenant, express or implied.
38.    Letter of Credit.
(a)    Delivery of Letter of Credit. Concurrently with the execution and delivery of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”) containing the terms required herein, running in favor of Landlord, issued by, a solvent, nationally recognized bank with a long term rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service or higher, under the supervision of the Superintendent of Banks of the State of California, or a national banking association (the “Bank”), and payable upon presentation to an operating retail branch located in San Francisco, California of such Approved Issuer, in an amount equal to Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000.00) (the “Letter of Credit Amount”). Landlord hereby approves Bank of America as the Bank. The Letter of Credit shall (a) be “callable” at sight, irrevocable and unconditional, (b) be maintained in effect, whether through renewal (pursuant to a so-called “evergreen provision”) or extension, for the period from the Lease Commencement Date and continuing until the date (the “LC Expiration Date”) that is one hundred twenty (120) days after the expiration of the Lease Term, and Tenant shall deliver to Landlord a new Letter of Credit, certificate of renewal or extension amendment at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (c) be fully transferrable by Landlord, its successors and assigns of this Lease, (d) permit partial draws and multiple presentations and drawings, and (e) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (2007-Rev), International Chamber of Commerce Publication #600, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. In addition to the foregoing, the form and terms of the Letter of Credit (and the Bank issuing the same) shall be acceptable to Landlord, in Landlord’s reasonable discretion; provided, that, Landlord hereby approves of the form of Letter of Credit attached hereto as Exhibit K. If Landlord notifies Tenant in writing that the Bank which issued the Letter of Credit has become financially unacceptable because the above requirements are not met or the Bank has filed bankruptcy or reorganization proceedings or is placed into a receivership or conservatorship, or the financial condition of the Bank has changed in any other materially adverse way, then Tenant shall have thirty (30) days to provide Landlord with a substitute Letter of Credit complying with all of the requirements of this Section 38. If Tenant does not so provide Landlord with a substitute Letter of Credit within such thirty (30) day period, then Landlord, or its then managing agent, shall have the right to draw upon the then current Letter of Credit. In addition to Landlord’s rights to draw upon the Letter of Credit in Section 38(d) below and as otherwise described in this Section 38, Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (A) such amount is past-due beyond applicable notice and cure periods under the terms and conditions of this Lease; (B) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, (D) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date, or (E) Tenant has failed to deliver a new Letter of Credit or amendment to the existing Letter of Credit increasing the stated amount as required under the terms of this Lease. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit. Tenant shall be responsible for paying the Bank’s fees in connection with the issuance of any Letter of Credit, certificate of renewal or extension amendment.
(b)    Transfer of Letter of Credit. The Letter of Credit shall provide that Landlord, its successors and assigns of this Lease, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity. In the event of a transfer of Landlord’s interest in the Premises, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor arising after such transfer, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.
(c)    In General. If, for any reason, the amount of the Letter of Credit becomes less than the Letter of Credit Amount, Tenant shall, ten (10) Business Days thereafter, either provide Landlord with a cash security deposit equal to such difference or provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 38, and if Tenant fails to comply with the foregoing, then, notwithstanding anything to the contrary contained in Section 17(a) above, the same shall constitute an incurable default by Tenant under this Lease (without the need for any additional notice and/or cure period). Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section 38, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Section 38, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due (subject to applicable notice and cure periods) and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease (subject to applicable notice and cure periods), including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease (including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code); provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
(d)    Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained, or that Landlord reasonably estimates that it will sustain, resulting from Tenant’s breach or default, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any Laws, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and the use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (i) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and

(iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.
(e)    Security Deposit. Any proceeds drawn under the Letter of Credit and not applied as set forth above shall be held by Landlord as a security deposit (the “Deposit”). No trust relationship is created herein between Landlord and Tenant with respect to the Deposit, and Landlord shall not be required to keep the Deposit separate from its general accounts. The Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant. If Tenant fails to pay any Rent, or otherwise defaults with respect to any provision of this Lease, Landlord may (but shall not be obligated to), and without prejudice to any other remedy available to Landlord, use, apply or retain all or any portion of the Deposit for the payment of any Rent in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including, without limitation, prospective damages and damages recoverable pursuant to California Civil Code Section 1951.2. Tenant waives the provisions of California Civil Code Section 1950.7, or any similar or successor laws now or hereinafter in effect, that restrict Landlord’s use or application of the Deposit, or that provide specific time periods for return of the Deposit. Without limiting the generality of the foregoing, Tenant expressly agrees that if Landlord terminates this Lease due to an Event of Default or if Tenant terminates this Lease in a bankruptcy proceeding, Landlord shall be entitled to hold the Deposit until the amount of damages recoverable pursuant to California Civil Code Section 1951.2 is finally determined. If Landlord uses or applies all or any portion of the Deposit as provided above, Tenant shall within ten (10) Business Days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Deposit to the full amount thereof, and Tenant’s failure to do so shall, at Landlord’s option, be an Event of Default under this Lease. At any time that Landlord is holding proceeds of the Letter of Credit pursuant to this Section 38, Tenant may deposit a Letter of Credit that complies with all requirements of this Section 38, in which event Landlord shall return the Deposit to Tenant within ten (10) Business Days after receipt of the Letter of Credit. If Tenant performs all of Tenant’s obligations hereunder, the Deposit, or so much thereof as has not previously been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within one hundred twenty (120) days following the later of the expiration of the Lease Term or Tenant’s vacation and surrender of the Premises in accordance with the requirements of this Lease. Landlord’s return of the Deposit or any part thereof shall not be construed as an admission that Tenant has performed all of its obligations under this Lease. Upon termination of Landlord’s interest in this Lease, if Landlord transfers the Deposit (or the amount of the Deposit remaining after any permitted deductions) to Landlord’s successor in interest to the Lease (which successor has assumed all obligations of Landlord under the Lease), and thereafter notifies Tenant of such transfer and the name and address of the transferee, then Landlord shall be relieved of any further liability with respect to the Deposit. Thereafter, Tenant shall look solely to the new owner or lessor for the return of said Deposit. The Deposit shall not be mortgaged, assigned or encumbered by Tenant. In the event of a permitted assignment under this Lease by Tenant, the Deposit may be held by Landlord as a deposit made by the permitted assignee in which event the Landlord shall have no further liability with respect to the return of said Deposit to the original Tenant.
39.    Hazardous Substances.
Tenant hereby covenants and agrees that Tenant shall not cause or permit any “Hazardous Substances” (as hereinafter defined) to be generated, placed, held, stored, used, located or disposed of at the Project or any part thereof, except for such Hazardous Substances as are commonly and legally used or stored as a consequence of using the Premises for general office and administrative purposes (and including the uses expressly permitted in this Lease), but only so long as the use or storage thereof do not pose a threat to public health or to the environment or would necessitate a “response action”, as that term is defined in “CERCLA” (as hereinafter defined), and so long as Tenant strictly complies or causes compliance with all applicable governmental rules and regulations concerning the use, storage, production, transportation and disposal of such Hazardous Substances. Promptly upon receipt of Landlord’s request, Tenant shall submit to Landlord true and correct copies of any reports filed by Tenant with any governmental or quasi-governmental authority regarding the generation, placement, storage, use, treatment or disposal of Hazardous Substances on or about the Premises. For purposes of this Section 39, “Hazardous Substances” shall mean and include those elements or compounds which are contained in the list of Hazardous Substances adopted by the United States Environmental Protection Agency (“EPA”) or in any list of toxic pollutants designated by Congress or the EPA or which are defined as hazardous, toxic, pollutant, infectious or radioactive by any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability (including, without limitation, strict liability) or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereinafter in effect (collectively “Environmental Laws”). Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of settlement or judgment and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Landlord by any person, entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence in, or the escape, leakage, spillage, discharge, emission or release from, the Premises of any Hazardous Substances during the Lease Term caused by Tenant and/or any Tenant Party (including, without limitation, any losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of any settlement or judgment or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), any so called federal, state or local “Superfund” or “Superlien” laws or any other Environmental Law. The foregoing indemnity shall not apply to any Hazardous Materials (i) generated, placed, held, stored, used, located or disposed of at the Premises prior to the Effective Date or (ii) any Hazardous Materials that migrated onto or under the Project from a neighboring Property and which were not generated, placed, held, stored, used, located or disposed of by Tenant. In addition, Tenant shall not be required to comply with Environmental Laws to the extent applicable to any Hazardous Materials (i) generated, placed, held, stored, used, located or disposed of at the Premises prior to the Effective Date or (ii) any Hazardous Materials that migrated onto or under the Project from a neighboring Property and which were not generated, placed, held, stored, used, located or disposed of by Tenant. The obligations of Tenant under this Section shall survive any expiration or termination of this Lease.
40.    Broker.
Newmark Cornish & Carey has represented Landlord in this transaction and Jones Lang LaSalle has represented Tenant (collectively, “Brokers”). Landlord and Tenant represent and warrant to each other that (except with respect to the Brokers) no broker, agent, commission salesperson, or other person has represented Landlord or Tenant in the negotiations for and procurement of this Lease and of the Premises and that (except with respect to the Brokers) no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person as a result of any act or agreement of Landlord or Tenant. Landlord and Tenant agree to indemnify and hold each other harmless from all loss, liability, damage, claim, judgment, cost or expense (including reasonable attorneys’ fees and court costs) suffered or incurred by the other party as a result of a breach by Landlord or Tenant, as applicable, of the representation and warranty contained in the immediately preceding sentence or as a result of Landlord’s or Tenant’s failure to pay commissions, fees, or compensation due to any broker who represented Landlord or Tenant, whether or not disclosed, or as a result of any claim for any fee, commission or similar compensation with respect to this Lease made by any broker, agent or finder (other than the Brokers) claiming to have dealt with Landlord or Tenant, whether or not such claim is meritorious.
41.    Signage.
(a)    Tenant shall have the right to install signage (the “Permitted Signage”) (i) on the monument signs already existing at the Project, (ii) on eyebrow signage on the exterior of the 301 Building and the 321 Building and (iii) on any additional monument sign installed by Tenant exclusively for the 301 Building and/or the 321 Building, subject to the prior written approval of Landlord, which approval may be withheld in Landlord’s reasonable discretion, and compliance with Laws. With respect to the Permitted Signage in clauses (ii) and (iii) of the preceding sentence, Tenant’s rights shall be exclusive if Tenant (or a Permitted Transferee) is occupying fifty percent (50%) or more of the Building on which the signage is located; provided, however that Permitted Occupants shall be considered occupancy by Tenant for the purposes of the foregoing occupancy requirement. If Landlord approves of the installation of any signage, the graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant's signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and Landlord's standard signage program. In addition, Tenant's signage shall be subject to Tenant's receipt of all required governmental permits and approvals and shall be subject to all applicable laws and to any covenants, conditions and restrictions affecting the Project. Tenant shall be responsible, at its sole cost and expense, for all costs associated with the design, fabrication, permitting, installation, repair, maintenance, replacement, removal of all Tenant’s signs and the repair of any damage to either of the 301 Building or the 321 Building resulting from the removal of such signage. Any signage rights granted by Landlord are personal to the Original Tenant executing this Lease and may not be assigned, voluntarily or involuntarily, to any person or entity other than (1) a Permitted Transferee or (2) a Transferee that is approved by Landlord pursuant to Section 19(b) and assumes Original Tenant’s entire interest in the Lease; provided, however, that the name of such Permitted Transferee or Transferee is not an Objectionable Name. The sign rights granted to the Original Tenant hereunder are not assignable separate and apart from the Lease, nor may any sign right granted herein be separated from the Lease in any manner, either by reservation or otherwise without Landlord’s consent or as otherwise expressly permitted in this Lease. “Objectionable Name” shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend landlords of Class “A” buildings in Mountain View.
(b)    Any signs, notices, logos, pictures, names or advertisements which are installed outside of the Premises and that are not permitted by the terms of this Lease may be removed without notice by Landlord at the sole expense of Tenant.
(c)    Notwithstanding anything herein to the contrary, Tenant is solely responsible for obtaining all approvals, consents and permits, if any, from the City of Mountain View and/or any other applicable governmental agency necessary for Tenant to install and/or construct Tenant’s Permitted Signage, and Landlord does not represent to Tenant that any signage will be permitted by the City of Mountain View and/or any other applicable governmental agency. Landlord shall at no cost or expense to Landlord, reasonably cooperate with Tenant in securing permits, variances, and all other necessary approvals for the purposes of installing such signage, including signage not permitted as of the date hereof but is sought by Tenant.
(d)    Tenant’s right to maintain the exterior signage granted hereunder for a particular Building in which the Premises is located is expressly conditioned upon Tenant (or a Permitted Transferee) occupying for the conduct of its business not less than fifty percent (50%) of the portion of the Premises located in such Building; provided, however that Permitted Occupants shall be considered occupancy by Tenant for the purposes of the foregoing occupancy requirement.
42.    Attorney Fees.
In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the Prevailing Party in such action shall be entitled to recover from the non-Prevailing Party therein reasonable attorneys’ fees and costs incurred in such action (including, without limitation, all costs of appeal) and such amount shall be included in any judgment rendered in such proceeding. For purposes of this Lease a party shall be considered the “Prevailing Party” to the extent that (1) such party initiated the litigation and substantially obtained the relief which it sought whether by judgment, voluntary agreement or action of the other party, trial or alternative dispute resolution process, (2) such party did not initiate the litigation and did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (3) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking and no settlement between the parties was reached. Notwithstanding the foregoing, however, Landlord shall be deemed the Prevailing Party in any unlawful detainer or other action or proceeding instituted by Landlord based upon any default or alleged default of Tenant hereunder if (i) judgment is entered in favor of Landlord, or (ii) prior to trial or judgment Tenant pays all or any portion of the rent claimed by Landlord, vacates the Premises, or otherwise cures the default claimed by Landlord. If Landlord becomes involved in any litigation or dispute, threatened or actual, by or against anyone not a party to this Lease, but arising by reason of or directly related to any act or omission of Tenant or any Tenant Party and Tenant’s obligation to indemnify Landlord arises under this Lease, Tenant agrees to pay Landlord’s reasonable attorneys’ fees and other costs incurred in connection with the litigation or dispute, regardless of whether a lawsuit is actually filed.
43.    Right of First Offer.
Landlord hereby grants to the Original Tenant and its Permitted Transferee a one-time right of first offer with respect to leasing the entirety of the 331 Building (the “First Offer Space”). Notwithstanding the foregoing, such first offer right of Tenant shall commence only when the remainder of the 331 Building is available for lease. Tenant’s right of first offer shall be subject to the current tenant or its assignee vacating or electing to vacate the remainder of the 331 Building and on the terms and conditions set forth in this Section 43.
(a)    Procedure for Offer. Landlord shall notify Tenant (a “First Offer Notice”) when the First Offer Space or any portion thereof (the “Available First Offer Space”) becomes available for lease to third parties. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the Available First Offer Space. A First Offer Notice shall describe the Available First Offer Space and shall set forth the annual Rent payable by Tenant for the Available First Offer Space (the “First Offer Rent”), the delivery date of the Available First Offer Space, the length of the term for the Available First Offer Space and the other terms upon which Landlord is willing to lease the Available First Offer Space. The rentable square footage of the Available First Offer Space shall be deemed to be as set forth in the First Office Notice. For the avoidance of doubt and notwithstanding any term to the contrary herein, the terms of the First Offer Notice shall apply to the 331 Premises, and if Tenant exercises its right of first offer as to the First Offer Space in accordance with this Section 43, then Tenant’s lease of the 331 Premises under this Lease shall be amended such that the terms of the First Offer Notice shall govern any Tenant’s leasing of the 331 Premises.
(b)    First Offer Rent. Notwithstanding anything to the contrary in Section 43(a), the First Offer Rent set forth in the First Offer Notice for the portion of the Available First Offer Space comprising the 331 Premises only shall be equal to the Base Rent hereunder for the initial Lease Term set forth herein. If the term of the Available First Offer Space extends beyond the initial Lease Term set forth herein, then for the period of time commencing on the date immediately following the expiration of the initial Lease Term herein through the expiration of the term set forth in the First Offer Notice, the base rent for the 331 Premises shall equal the base rent for the remainder of the Available First Offer Space. Except for the First Offer Rent as set forth herein, all other terms of the First Offer Notice shall apply to the entirety of the Available First Offer Space, including the 331 Premises.
(c)    Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first offer with respect to the Available First Offer Space, then within fifteen (15) Business Days of delivery of such First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant's intention to exercise its right of first offer with respect to the entire Available First Offer Space on the terms contained therein. If Tenant does not so notify Landlord within the fifteen (15) Business Day period, then Landlord shall be free to lease the Available First Offer Space to anyone to whom Landlord desires on any terms Landlord desires; provided, however, prior to leasing such Available First Offer Space to any third party either (1) at a rental rate (taking into consideration the "Economic Terms," as that term is defined below), calculated on a Net Equivalent Lease Rate (as defined in Exhibit F) basis, which is more than ten percent (10%) more favorable to the proposed tenant than the Net Equivalent Lease Rate set forth in the corresponding First Offer Notice or (2) with a lease term (excluding extension options) that is more than thirty percent (30%) shorter than the lease term set forth in the corresponding First Offer Notice (excluding extension options), Landlord shall first again offer such Available First Offer Space to Tenant on the Economic Terms or with the lease term, as applicable, offered to such tenant by delivering another First Offer Notice to Tenant, which shall be subject to all of the terms and conditions of this Section 43(b). For purposes hereof, the “Economic Terms” shall mean the following items: (i) base rent and free rent, including escalations thereto, expressed as a dollar amount per RSF, (ii) operating expense and tax protection such as a base year or expense stop, and (iii) all other monetary concessions (e.g., free rent, improvement allowances). Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the Available First Offer Space, and Tenant may not elect to lease only a portion thereof. If Tenant does not exercise its right of first offer with respect to the Available First Offer Space or if Tenant fails to respond to a First Offer Notice within fifteen (15) Business Days of delivery thereof, then Tenant’s right of first offer as set forth in this Section 43 shall terminate.
(d)    Construction In First Offer Space. Tenant shall accept the First Offer Space in its then existing “as is” condition unless otherwise stated in the First Offer Notice. The construction of improvements in the First Offer Space shall comply with the terms of Section 12 of this Lease.
(e)    Amendment to Lease. If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, then, within fifteen (15) days thereafter, Landlord and Tenant shall execute an amendment to the Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice therefor and this Section 43. For purposes of calculating Tenant's obligations under Section 6 of this Lease, Tenant’s Share of the Project shall be increased by an amount equal to the RSF of such First Offer Space divided by the total RSF of the Project. Except to the extent inconsistent with the determination of First Offer Rent, all provisions of the Lease which vary based upon the rentable and usable square footage of the Premises shall be adjusted to reflect the addition of the First Offer Space to the Premises. Tenant shall commence payment of Rent for the First Offer Space on the date set forth in the First Offer Notice, and the term of the First Offer Space shall commence upon the date of delivery of the First Offer Space to Tenant and terminate on the date set forth in the First Offer Notice therefor.
(f)    Termination of Right of First Offer. The rights contained in this Section 43 shall be personal to Original Tenant and its Permitted Transferee, and may only be exercised by Original Tenant or its Permitted Transferee (and not by any other assignee, sublessee or other Transferee of Tenant's interest in this Lease) if Original Tenant or its Permitted Transferee occupies the entire Premises; provided, however that Permitted Occupants shall be considered occupancy by Tenant for the purposes of the foregoing occupancy requirement. The right of first offer granted herein shall terminate immediately upon (i) the failure by Tenant to exercise its right of first offer as offered by Landlord or (ii) any assignment of this Lease by Tenant or sublease of the 331 Premises for the remainder of the Lease Term (in each instance other than to a Permitted Transferee). Tenant shall not have the right to lease the First Offer Space, as provided in this Section 43, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of the First Offer Space to Tenant, Tenant is in default under this Lease, beyond any applicable notice and cure periods expressly set forth in this Lease, or Tenant has previously been in default under this Lease, beyond and applicable notice and cure period set forth in this Lease, more than two (2) times during the Lease Term.
(g)    Termination of Lease for the 331 Premises. If Tenant’s right of first offer as set forth in this Section 43 terminates pursuant to Section 43(f) (or if at the time Landlord would have otherwise provided the First Offer Notice to Tenant, Landlord was not obligated to provide the First Offer Notice to Tenant because Tenant was in default under this Lease, beyond any applicable notice and cure periods expressly set forth in this Lease, or Tenant had previously been in default under this Lease, beyond and applicable notice and cure period set forth in this Lease, more than two (2) times during the Lease Term), then Landlord may elect, in Landlord’s sole discretion at any time thereafter, to terminate this Lease as to the 331 Premises only by providing Tenant notice of such termination (the “331 Premises Termination Notice”) which such 331 Premises Termination Notice shall set forth the termination date of this Lease for the 331 Premises (the “331 Premises Termination Date”). If Landlord elects to terminate the Lease for the 331 Premises pursuant to this Section 43(f), then (i) Landlord shall deliver the 331 Premises Termination Notice to Tenant no later than six (6) months prior to the 331 Premises Termination Date, (ii) Tenant shall surrender and vacate the 331 Premises on or prior to the 331 Premises Termination Date in accordance with the terms of this Lease as though the 331 Premises Termination Date were the Expiration Date set forth herein, (iii) from and after the 331 Premises Termination Date Tenant shall have no right to access or occupy the 331 Premises and (iv) from and after the 331 Premises Termination Date, this Lease shall continue in full force and effect for the remainder of the Premises, excluding the 331 Premises.
44.    Terrace Rights.
Tenant's use of the balconies and terraces affixed to the 301 Building and the 321 Building (collectively, the “Terraces”) shall at all times be in compliance with applicable Laws, the Rules and Regulations, and on the terms and conditions set forth herein. Tenant shall not make any improvements or alterations to the Terraces or affix or place graphics, signs and/or insignias, and/or the like, and/or furniture, fixtures, equipment or other items of any kind whatsoever on the Terraces (“Tenant Terrace Property”) without Landlord's consent, and subject to any terms and conditions Landlord may impose on the use and installation thereof, all in Landlord’s sole and absolute discretion. Any such Tenant Terrace Property shall comply with the load requirements of the Terraces (it being understood that Tenant shall not place a load upon either of the Terraces that exceeds seventy-five (75) pounds per square foot of area "live load"). Tenant shall remain solely liable for any liability arising from Tenant's placement of Tenant Terrace Property on the Terraces, and Landlord shall have no liability in connection therewith. Landlord shall have the right to landscape and display plants on the Terraces; provided, however, that with respect to the 301 Building, Landlord shall only be permitted to landscape and display plants on the Terrace of the 301 Building if required to do so by the City of Mountain View and if so required, Tenant shall have a reasonable approval right over such landscaping and display of plants on the Terrace of the 301 Building. Tenant, at its sole cost and expense, shall keep the Terraces in a clean condition. Tenant shall remove any Tenant Terrace Property upon the expiration or earlier termination of this Lease, and shall return the affected portion of the Terraces to the condition that the Terraces would have been in had no such Tenant Terrace Property been placed or installed thereon.
45.    Miscellaneous.
(a)    Submission of Lease. The submission of this Lease for examination or execution does not constitute an offer to lease and this Lease shall be effective only upon execution and delivery hereof by Landlord and Tenant.
(b)    Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, the remainder of this Lease shall not be affected thereby, and in lieu of each clause or provision of this Lease which is illegal, invalid or unenforceable, there shall be added as a part of this Lease a clause or provision as nearly identical to the said clause or provision as may be legal, valid and enforceable.
(c)    Entire Agreement. This Lease contains the entire agreement of the parties with respect to the subject matter of this Lease, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. This Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements, and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease may not be altered, waived, amended or extended except by an instrument in writing signed by Landlord and Tenant. This Lease is not in recordable form, and Tenant agrees not to record or cause to be recorded this Lease or any short form or memorandum thereof.
(d)    Headings. The use of headings herein is solely for the convenience of indexing the various paragraphs hereof and shall in no event be considered in construing or interpreting any provision of this Lease.
(e)    Governing Law. The laws of the State of California shall govern the validity, performance and enforcement of this Lease.
(f)    Authority. If Tenant executes this Lease as a corporation, Tenant does hereby represent and warrant that Tenant is a duly incorporated or a duly qualified (if a foreign corporation) corporation and is fully authorized and qualified to do business in the State of California, that the corporation has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation is an officer of the corporation and is authorized to sign on behalf of the corporation. If Tenant signs as a partnership, joint venture, or sole proprietorship or other business entity (each being herein called “Entity”), Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing Entity, that Tenant has full right and authority to enter into this Lease, that all persons executing this Lease on behalf of the Entity are authorized to do so on behalf of the Entity, and that such execution is fully binding upon the Entity and its partners, joint venturers, members or principals, as the case may be. Upon the request of Landlord, Tenant shall deliver to Landlord documentation satisfactory to Landlord evidencing Tenant’s compliance with this Section 45(f), and Tenant agrees to promptly execute all necessary and reasonable applications or documents as reasonably requested by Landlord or required by the jurisdiction in which the Premises is located, to permit the issuance of necessary permits and certificates for Tenant’s use and occupancy of the Premises.
(g)    Financial Statements. Upon Landlord’s written request therefor, but not more often than once per year (and one additional time per year to the extent required in connection with Landlord’s refinancing and/or sale of the Project or any portion thereof), Tenant shall promptly furnish to Landlord its financial statement with respect to Tenant for its most recent fiscal year prepared in accordance with generally accepted accounting principles and certified by a firm of nationally recognized certified public accountants as fairly presenting the financial condition of Tenant and the results of its operations for the previous twelve (12) months, which statement Landlord agrees to keep confidential and not use except in connection with Landlord’s administration and monitoring of this Lease and any proposed sale, loan or other transactions related to the Project. Notwithstanding the foregoing, for so long as Tenant’s (but not any Affiliate of Tenant) and/or Guarantor’s stock is publicly traded on a nationally recognized stock exchange and Tenant’s and/or Guarantor’s financial statements are publicly filed, the foregoing requirement shall be inapplicable to Tenant.
(h)    Joint and Several Liability. If Tenant comprises more than one person, corporation, partnership or other entity, the liability hereunder of all such persons, corporations, partnerships or other entities shall be joint and several.
(i)    Non-Waiver. No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by Landlord or Tenant of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
(j)    Landlord’s Right to Cure Default and Payments by Tenant.
(i)    All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent except as otherwise provided in this Lease. If Tenant shall fail to perform any of its performance obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant and opportunity to cure, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
(ii)    Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor (including reasonable documented evidence thereof): (i) sums equal to expenditures reasonably and actually made and obligations reasonably and actually incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this Section 45(j); (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Sections 15 and 34 of this Lease; and (iii) sums equal to all reasonable and actual expenditures made by Landlord in collecting or attempting to collect the Rent that is actually past due or in good faith and reasonably enforcing or attempting to enforce any bona fide rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s and Landlord’s obligations under this Section shall survive the expiration or sooner termination of the Lease Term.
(k)    Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations, partnerships, limited liability companies, individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.
(l)    Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.
(m)    Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
(n)    Project Name and Signage. Landlord shall have the right at any time to change the name of the Project and to install, affix and maintain any and all signs on the exterior of any portion of the Project as Landlord may, in Landlord’s sole discretion, desire; provided, however, that if Tenant or any Permitted Transferee is leasing one hundred thousand (100,000) RSF or more in the Project, Landlord shall not be permitted to rename the Project the name of any corporate entity. Tenant shall not use the name of the Buildings or Project or use pictures or illustrations of the Buildings or Project in advertising or other publicity, without the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed.

(o)    Exhibits. Exhibits and any other attachments specified in the Basic Lease Information, are attached to and made a part of this Lease and incorporated into this Lease by this reference.
(p)    Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project (provided Tenant shall in no event be required to make any improvements or alterations in connection therewith), and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy so long as Tenant’s parking rights contained herein are not diminished; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator (provided Tenant shall not be obligated to hire an employee solely for such role); (iv) working with employees and any Project or area-wide ridesharing program manager; (v) at Tenant’s reasonable election instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees to the extent the same is consistent with Tenant’s business practices. Landlord shall use commercially reasonable efforts to obtain shuttle or similar transportation services (which may include joining an existing shuttle route) in order to provide transportation between the Project and the Mountain View Caltrain station (“Shuttle Services”). If Landlord obtains Shuttle Services, then, to the extent that such Shuttle Services service the entire Project on a non-exclusive basis, Tenant shall be responsible for payment of Tenant’s Proportionate Share thereof, payable within thirty (30) days of receipt of invoice therefor. If, on the other hand, such Transportation Services are exclusive to Tenant, Tenant shall be solely responsible for the entire cost thereof, payable within thirty (30) days of receipt of invoice therefor. Except as expressly set forth hereinabove, Landlord shall be under no obligation to implement any other such program or to provide any transportation or other services to or from the Premises.
(q)    Parking.
(1)    General. Tenant is entitled to the non-exclusive use of the parking facilities, as they exist from time to time and subject Landlord’s rules and regulations regarding the same, including, initially, the right to use 3.2 parking spaces per 1,000 RSF of the Premises commencing as of the Lease Commencement Date as to the 321 Premises and the 331 Premises, and commencing as of the date the current tenant vacates the 301 Premises as to the 301 Premises. Following the 301 Premises Lease Commencement Date, upon written request from Tenant to Landlord, (i) Tenant shall have the right to convert up to five (5) of Tenant’s allocated non-exclusive parking spaces to exclusive visitor parking spaces, and (ii) Tenant shall have the right to convert up to eight (8) of Tenant’s allocated non-exclusive parking spaces to exclusive electric vehicle charging stations for electric vehicle parking (“Charging Stations”) subject to the provisions of Section 45(q)(2) below. The foregoing shall not be deemed to provide Tenant with an exclusive right to any parking spaces or any guaranty of the availability of any particular parking spaces or any specific number of parking spaces throughout the Lease Term. Tenant shall not, at any time, park or permit to be parked any recreational vehicles, inoperative vehicles or equipment in the

Common Areas or on any portion of the Project. Landlord may at its election upon ten (10) days’ written notice to Tenant designate the locations within the Project in which Tenant and Tenant’s employees and visitors may park so long as the same is reasonably proximate to the Premises. Landlord shall be permitted to install and utilize a valet parking system to satisfy Tenant’s parking requirements hereunder. Tenant agrees to notify its employees and invitees of the parking provisions contained herein. If Tenant or its employees park any vehicle within the Project in violation of these provisions, then Landlord may, upon prior written notice to Tenant giving Tenant one (1) Business Day to remove such vehicle(s), in addition to any other remedies Landlord may have under this Lease, charge Tenant, as Additional Rental, and Tenant agrees to pay, as Additional Rental, One Hundred Dollars ($100) per day for each day or partial day that each such vehicle is so parked within the Project. Landlord reserves the right to grant easements and access rights to others for use of the parking areas on the Project so long as the same does not materially and adversely impact Tenant’s parking rights hereunder.
(2)    Charging Stations. Subject to the terms and conditions contained in Section 45(q)(1) above, and this Section 45(q)(2), during the Lease Term of the Lease, as the same may be extended from time to time, Tenant shall have the right to use certain space in the parking facility serving the Project (as the same may be modified, redeveloped or reconfigured from time to time, the “Parking Facility”) for the sole purpose of installing, operating, maintaining and repairing the Charging Stations and necessary cabling and conduit to route electricity from the one of the Building’s electrical source to the Charging Stations (the “Electrical Conduit”):
(i)    The Charging Stations and Electrical Conduit shall be installed, operated, maintained and removed at Tenant’s sole cost and expense, and shall be installed in accordance with the terms and provisions of this Lease, including but not limited to Section 12, and in compliance with all applicable Laws. The precise location of the Charging Stations and Electrical Conduit, the manner in which the Charging Stations and Electrical Conduit are installed, and the manner in which the Charging Stations and Electrical Conduit are connected to the Parking Facility and Building are all subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall be solely responsible for obtaining, at Tenant’s sole cost and expense, all permits, licenses and other approvals required by applicable Laws for the installation, operation, maintenance and removal of the Charging Stations and Electrical Conduit and shall promptly provide a copy of the same to Landlord as a condition to Tenant’s right to install, maintain or remove the Charging Stations and Electrical Conduit, as applicable.
(ii)    Location.
(1)    The initial location of the Charging Stations and Electrical Conduit shall be subject to review and reasonable approval by Landlord.
(2)    Tenant further acknowledges and agrees that Landlord shall have the right, in its sole discretion and at any time during the Lease Term of the Lease upon at least thirty (30) days’ prior written notice to Tenant, (a) to relocate the Charging Stations and/or Electrical Conduit to, and to substitute for the space previously made available therefor, other space within the Parking Facility mutually agreeable to Landlord and Tenant sufficient for installation and use of the Charging Stations and appurtenant Electrical Conduit and located reasonably proximate to the Premises, or (b) in connection with any proposed redevelopment of the Project, to temporarily remove the Charging Stations and/or Electrical Conduit from the Project; provided, however, that in the event Landlord requires temporary removal under clause (b), Landlord shall either, in its sole discretion, (i) make available, as part of any such redevelopment work and upon completion of the same, space in the Parking Facility for use by Tenant sufficient for the Charging Stations for exclusive use by Tenant in accordance with this Section 45(q), together with space for any necessary Electrical Conduit appurtenant thereto, or (ii) if Landlord, in its sole discretion, includes as part of its redevelopment plan for the Project other electric vehicle charging stations, make available the same number of Charging Stations for exclusive use by Tenant in accordance with this Section 45(q). Any relocation or temporary removal undertaken pursuant to this Section 45(q) above shall be performed by Landlord at Landlord’s sole cost and expense, and Landlord shall use commercially reasonable efforts to ensure that any such work does not interfere with Tenant’s ability to use the Charging Stations during regular business hours on a Business Day. Tenant shall not be entitled to any abatement of Rent or other payment or reimbursement in connection therewith.
(iii)    The precise specifications and a general description of the Charging Stations along with all documents Landlord reasonably requires to review the installation of the Charging Stations and Electrical Conduit (the “Charging Station Plans and Specifications”) shall be submitted to Landlord for Landlord’s written approval no later than fifteen (15) Business Days before Tenant commences to install the Charging Stations and Electrical Conduit. If Landlord reasonably determines that the Charging Stations and Electrical Conduit do not comply with the approved Charging Station Plans and Specifications, that the Parking Facility has been damaged during installation of the Charging Stations and Electrical Conduit or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant promptly shall cure the defects at its sole cost and expense. If the Tenant fails to promptly cure the defects, Tenant shall pay to Landlord within thirty (30) days of written demand (together with reasonable documented evidence of such costs) the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building or Parking Facilities caused by such installation and Landlord shall have the right, but not the obligation, to make, or to have a contractor of its choosing make, any repairs, changes or modifications necessary to cure the defects. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Charging Stations and Electrical Conduit. The installation of the Charging Stations and Electrical Conduit may be completed in phases and the commencement of each phase shall not require the separate approval of Landlord provided that (i) all governmental and regulatory approvals, permits and licenses necessary for the installation and construction contemplated for such phase are and remain in full force and effect, and (ii) Tenant gives Landlord ten (10) Business Days’ written notice prior to commencing work under each such phase.
(iv)    Tenant shall be solely responsible for the cost of all electricity consumed in connection with the existence and operation of the Charging Stations. Tenant shall pay, as additional rent, any additional utility costs at the Project attributable to the Charging Stations and Electrical Conduit in accordance with Section 22 of this Lease. Tenant shall arrange and be solely responsible for the connection of the Charging Stations to Tenant’s dedicated electrical panel at one of the Buildings, including, without limitation, the installation, if not already installed, of a separate meter at the subpanel connecting the Charging Stations and Electrical Conduit to Tenant’s dedicated electrical panel, as well as any other required equipment and facilities, all utility hookup, connection and impact fees and permits, and all federal, state and local taxes which may from time to time be imposed upon or payable in connection with such utility charges applicable to the Charging Stations. Any installation or other work performed by Tenant in connection with the provision of any such utility services to the Charging Stations shall be performed with the prior written consent of Landlord and in accordance with all applicable Laws and with all of the applicable provisions of the Lease, including, without limitation, Section 12 of this Lease. Further, all utility connections and tie-ins to the base Building systems (including Tenant’s electrical panel) are to be performed by a licensed contractor reasonably approved by Landlord and must be coordinated with the property manager. At Tenant’s cost, the contractor shall make all connections (and pay all connection, tap-on or fixture fees or similar fees arising in connection with utilities supplied to the Charging Stations), furnish any necessary extensions from such point of connection to the Charging Stations or as otherwise required, and remove any temporary connections upon completion of the work. The contractor will provide the property manager verification that all tie-ins and connections are correct. Neither Landlord nor any Landlord Parties shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Charging Stations because of any act, omission or requirement of the public utility serving the Project, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or due to any other cause whatsoever, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord, the Landlord Parties, nor any of their agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Project, the Building, Parking Facilities or the Charging Stations.
(v)    The installation, maintenance, operation, use and/or removal of the Charging Stations and Electrical Conduit shall not damage the Building or the Parking Facilities or interfere with the use of the Project or Parking Facilities by Landlord or any other tenant of the Project. Tenant agrees to be responsible for any damage caused to any other part of the Project or Parking Facilities, which may be caused by Tenant or Tenant’s contractors in connection with Tenant’s installation, maintenance, operation, use and removal of the Charging Stations and Electrical Conduit, as applicable. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the Parking Facilities or in any other part of the Project in proper operating condition and maintain same in satisfactory condition as to appearance and safety, as reasonably determined by Landlord. Such maintenance and operation shall be performed in such a manner as to avoid any unreasonable interference with Landlord or any other tenant of the Project. Tenant agrees that at all times during the Lease Term (and any extension thereof), it will keep the Parking Facilities and the Charging Stations free of all trash or waste materials produced by Tenant or contractors. Tenant covenants and agrees that the use of the Charging Stations and Electrical Conduit shall not adversely affect the insurance for the Project or the Building. If for any reason, the use of the Charging Stations and/or the Electrical Conduit shall result in an increase in the amount of the premiums for such coverage, then Tenant shall be liable for the full amount of any such increase.

(vi)    Tenant agrees that any signage installed relating to the Charging Stations shall comply with the reasonable requirements of Landlord’s signage program for the Project and that any signage relating to the Charging Stations must be approved in advance by Landlord, which such approval shall not be unreasonably withheld, conditioned or delayed. To the extent Landlord requires changes in any signage which has been previously approved and installed by Tenant, Landlord agrees to pay for the costs of such changes.
(vii)    Landlord shall have the right to install screens, fences, covers, cloth, shrubbery and/or any other such aesthetic devices as Landlord may deem necessary in order to cover, screen and/or otherwise integrate the Charging Stations into the overall aesthetic of the Project, all as determined by Landlord in its reasonable discretion. Landlord agrees that any such aesthetic covering or screening devices shall not be permitted to unreasonably interfere with access to or use of the Charging Stations by Tenant, including for repairs and service thereto. Landlord shall be responsible for any costs associated with the installation and maintenance of any such aesthetic covering or screening devices.
(viii)    The Charging Stations and Electrical Conduit shall remain the property of Tenant and, notwithstanding anything to the contrary contained in the Lease, as amended hereby, on or prior to the expiration or earlier termination of the Lease, Tenant shall, at Tenant’s sole cost and expense, remove the Charging Stations and restore the affected area(s) to the condition they were in prior to installation of such items, including, without limitation, to the extent applicable, the patching of any holes in the Building and/or Parking Facilities, as closely as possible, to the color surrounding the area where the Charging Station were attached. If Tenant fails to remove such items and/or perform such restoration work, Landlord shall be entitled to do so, at Tenant’s cost (which costs to the extent reasonable shall be reimbursed to Landlord as Additional Rent within five (5) days following written demand).
(ix)    The Charging Stations shall be for use by Tenant only and Tenant shall in no event advertise the availability of the Charging Stations to the public, charge a fee for the use of the Charging Stations or permit the Charging Stations to be used by members of the general public. Tenant shall use the Charging Stations at its own risk.
(x)    None of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any theft or damage to any property related to and including the Charging Stations and Electrical Conduit or any injury to any person in or about the Project or the Parking Facility in any way related to the Charging Stations or Electrical Conduit. In addition to, and not in limitation of, any other indemnification obligations of Tenant under the Lease, Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Party) or any injury (including but not limited to death) to any person occurring in, on or about the Premises, the Buildings, the Parking Facilities or the Project to the extent that such injury or damage shall be caused by, related to or arise from or in connection with the installation, maintenance, relocation, operation, use and/or removal of the Charging Stations and Electrical Conduit; (b) the conduct or management of any work or thing whatsoever done by the Tenant with respect to the Charging

Stations and Electrical Conduit; or (c) Tenant’s actual or asserted failure to comply with any and all Laws applicable to the condition or use of the Charging Stations and Electrical Conduit.
(xi)    All terms and provisions of the Lease shall be applicable to the Charging Stations and Electrical Conduit and the use, operation, maintenance and removal thereof by Tenant, including, without limitation, Sections 34 (Indemnification) and 15 (Insurance) of this Lease, except that the Charging Stations and Electrical Conduit shall not be part of the “Premises” for purposes of calculating the rentable square footage of the Premises or Tenant’s Proportionate Share. Tenant’s rights to use the Charging Stations pursuant to the Lease are personal to the Original Tenant executing this Lease and may not be assigned, voluntarily or involuntarily, to any person or entity other than a Permitted Transferee.
(r)    Outdoor Amenities; Common Area Improvements.
(1)    Tenant acknowledges that Landlord may make available at the Project certain furniture, equipment, playgrounds, sport courts and other outdoor amenities (“Outdoor Amenities”) and that Landlord may require any and all persons, including any Tenant Parties, to sign a waiver or release on a form provided by Landlord in connection with the use of such Outdoor Amenities. Tenant shall indemnify and hold the Landlord Parties harmless from and defend Landlord and the other Landlord Parties against any and all Claims incurred in connection with the use of the Outdoor Amenities by Tenant and/or any Tenant Parties.
(2)    Landlord acknowledges and agrees that Landlord shall complete certain improvements to the Common Areas as more particularly set forth on Exhibit L attached hereto (the “Common Area Improvements”). Landlord shall use commercially reasonable efforts to complete the Common Area Improvements no later than July 1, 2019. For the avoidance of doubt, the Common Area Improvements are not included in Landlord’s Work and completion of the Common Area Improvements shall not serve to extend or modify the Lease Commencement Date or Expiration Date.
(s)    Guaranty. Concurrently with the execution and delivery of this Lease, Tenant shall cause Atlassian Corporation PLC, a public limited company incorporated under the laws of England and Wales (“Guarantor”) to execute and deliver, to and for the benefit of Landlord, a guaranty (the “Guaranty”) of Tenant’s obligations under and with respect to this Lease, in the form attached to and hereby made a part hereof as Exhibit J. Tenant acknowledges and understands that Landlord’s willingness to enter into this Lease with Tenant is expressly contingent upon the execution and delivery by Guarantor of the Guaranty to and for the benefit of Landlord. At the option of Landlord, any failure by Guarantor to execute and deliver the Guaranty to Landlord on or before the date of this Lease in the form attached hereto shall constitute a Default under the terms and conditions of this Lease.
(t)    Access Control. Tenant shall be solely responsible to provide access control services for the 301 Building, the 321 Building and the 331 Premises on a 24 hours a day, 7 days a week and 365 days a year basis. Tenant recognizes that Landlord shall not be providing any access control services at the Buildings or Project and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, providing security or other protection for Tenant or its employees, invitees or property in or about the Premises or the Project. Landlord shall not be liable to Tenant, and Tenant hereby waives any claim against Landlord, for, and expressly assumes the risk of (i) any unauthorized or criminal entry of third parties into the Premises or the Project, (ii) any damage to persons in or about the Premises or the Project, or (iii) any loss of property in and about the Premises or the Project, by or from any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction and/or insufficiency of the security services provided by Landlord or any actual or alleged passive or active negligence of Landlord. Tenant shall promptly provide Landlord with copies of all keys, keycards, codes and other access devices (and any updates thereto) necessary to permit Landlord to exercise its rights of access and entry to the Premises in accordance with Section 14 hereof, and shall ensure that Landlord has access to the Premises in accordance with its rights hereunder. Tenant may designate certain areas as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency. Landlord shall be exempt from all of Landlord’s maintenance, repair and janitorial obligations with respect to the Secured Areas.
(u)    Business Days. As used herein, the term “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday in the State of California. In the event that the date for the performance of any covenant or obligation under this Lease shall fall on a Saturday, Sunday or legal holiday under the laws of the State of California, the date for performance thereof shall be extended to the next Business Day.
(v)    Construction. Tenant acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify the Buildings, the Project and/or construct additional buildings and improvements at the Project or any adjacent property whether now or hereafter owned by Landlord or its Affiliate (“Construction Work”). Such Construction Work shall be done at Landlord’s sole discretion and may include, without limitation, the temporary relocation, restriping, or reconfiguration of the parking areas, so long as reasonable substitute parking is available so Tenant’s total parking rights hereunder are not diminished the replacement and installation of landscaping and hardscaping, application for building permits and other development approvals, parcelization, lot combination or merger, or lot line adjustment of the Project, as well as any modifications to the exterior of the Buildings desired by Landlord, including without limitation the replacement of all exterior glass and windows and affixing art, graphics, designs and lighting to the Buildings’ exterior; provided that in no event shall any of the foregoing unreasonably interfere with Tenant’s access to the Premises and parking infrastructure. In connection with such Construction Work, Landlord may, among other things, erect scaffolding or other necessary structures outside the Buildings or elsewhere on the Project, temporarily limiting or eliminating access to portions of the Project, including portions of the Common Areas, or perform work on the Project, which work may create noise in the Premises or leave dust or debris on the Project. Tenant hereby agrees that such Construction Work and Landlord’s actions in connection with such Construction Work shall in no way constitute a breach of the covenant of quiet enjoyment, a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Tenant agrees to execute such reasonable documents and take such actions as reasonably necessary to assist Landlord with such efforts and actions, including without limitation executing any necessary amendments following parcelization, lot combination, merger or lot line adjustment to conform the descriptions of the Project, the Common Areas and the Land to any such parcelization, lot combination, merger or lot line adjustment. Provided that Tenant shall at all times retain reasonable access to the Premises and parking, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Construction Work, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or the Project or of Tenant’s personal property or improvements resulting from the Construction Work or Landlord’s actions in connection with such Construction Work, or for any inconvenience or annoyance occasioned by such Construction Work or Landlord’s actions in connection with such Construction Work.
(w)    Sustainability. Tenant acknowledges that Landlord may voluntarily cooperate with the efforts of governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Project. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such cooperation. Tenant agrees at all times to reasonably cooperate with Landlord and to abide by all rules established by Landlord (i) in order to maximize the efficient operation of the electrical, heating, ventilating and air conditioning systems and all other energy or other resource consumption systems with the Project; provided that in no event shall any of the foregoing materially or adversely impact Tenant and/or (ii) in order to comply with the recommendations of utility suppliers and governmental agencies regulating the consumption of energy and/or other resources. Tenant further acknowledges that, at no cost to Tenant, Landlord may submit the Buildings for certification under the Leadership in Energy and Environmental Design (“LEED”) or other similar rating system and that Landlord may adopt rules and regulations in accordance with such rating system and any applicable Laws for operation of the Premises, the Buildings, and/or the balance of the Project so as to minimize environmental impact and waste, reduce energy and water consumption and carbon footprint, and implement sustainable practices. Such measures may include, without limitation, the installation of energy-efficient glass and windows, electric vehicle charging stations and energy-efficient (i.e. LED) lighting systems. Tenant agrees to reasonably cooperate with all such efforts and to assist with Landlord’s efforts to comply with any such rating system or applicable law. In addition to the foregoing, Landlord may in its sole discretion require Tenant to sort and separate its waste and debris for recycling in accordance with rules and regulations adopted by Landlord, LEED standards or applicable law.
(x)    OFAC. Tenant, and all beneficial owners of Tenant, are currently (a) in compliance with and shall at all times during the Lease Term remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(y)    Certified Access Specialist. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (“CASp”), as such term is defined in California Civil Code Section 55.52. A CASp can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. Landlord and Tenant hereby acknowledge and agree that in the even Tenant requests a CASp inspection of the Premises, Tenant shall be responsible for the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises. This paragraph shall only apply in the event Tenant voluntarily (and without requirement of any governmental entity) elects to conduct a CASp inspection pursuant to the foregoing; otherwise, the terms and conditions of this Lease shall apply.
(z)    Confidentiality. Except as expressly permitted in this Section 45(z), neither Landlord, Tenant nor their respective agents, servants, employees, invitees and contractors will, without the prior written consent of the other party, disclose any Confidential Information to the other party or to a third party. For purposes of this Section 45(z), “Confidential Information” shall mean (i) the material terms and conditions of this Lease, (ii) books, records or other materials provided by Landlord to Tenant pursuant to Tenant’s exercise of its audit right under Section 6(d), (iii) the results of any audit conducted by Tenant pursuant to Section 6(d) and (iv) financial statements provided to Landlord pursuant to Section 45(g). To the extent Landlord agrees to disclose or is required to disclose information it reasonably deemed to be confidential or otherwise proprietary in nature, Tenant hereby agrees to enter into a commercially reasonable form of confidentiality agreement with respect to any such disclosure. The Confidential Information will cease being confidential if, and only to the extent that, it becomes publicly known, except through a breach of this Lease by the disclosing party. Either party may disclose the Confidential Information where: (A) the disclosure is required by Law or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other party with adequate time for such other party to seek a protective order, if reasonably possible; (B) if in the opinion of counsel for such party, disclosure is advisable under any applicable securities laws regarding public disclosure of business information; (C) the disclosure is reasonably necessary and is to that party’s or its affiliates’ employees, officers, directors, attorneys, accountants, investors, proposed lenders, proposed purchasers, consultants and other advisors, or to Landlord’s mortgage lender and its counsel, or the disclosure is otherwise necessary for a party to exercise its rights and perform its obligations under this Lease, so long as in all cases the disclosure is no broader than reasonably necessary and the party who receives the disclosure agrees prior to receiving the disclosure to keep the information confidential; or (D) the disclosure is reasonably necessary for a party to conclude a business transaction (including, without limitation, a sale of the Buildings or the Project or a Transfer of Tenant’s interest in the Lease). Each party is responsible for ensuring that the Confidential Information is kept confidential by the person receiving the disclosure. Without limiting the generality of this Section 45(z), neither Landlord nor Tenant may use, including, without limitation, as part of the issuance of any press releases or similar communications, Tenant's or Landlord's, as applicable, trademarks, trade names or other proprietary identifying symbols without the prior written approval of the applicable party, which approval shall be granted or withheld in the applicable party's sole and absolute discretion; provided, however, that (i) Landlord and its Affiliates and managers shall at all times have the right to use photographs and other images of the Buildings in any manner Landlord or the Landlord Parties deem appropriate or desirable (whether or not Tenant’s name or signage on the Buildings is visible therein), and (ii) the terms of this Section 45(z) shall not be interpreted to prevent Landlord from marketing the Buildings or the Project (either in connection with leasing space in, or the sale of, the Buildings or the Project) or from listing the Buildings or the Project and Tenant’s name in other reports, disclosures and collateral materials (including on any website of any Landlord Parties) in a manner which is consistent with normal practices for other buildings owned by Landlord or its Affiliates. Solely as an example of the foregoing, Landlord’s marketing materials may include Tenant’s name listed as a tenant of the Buildings. Each party acknowledges that any breach of this Section 45(z) may cause irreparable harm for which monetary damages are an insufficient remedy and therefore that upon any breach of this Section 45(z) the non-breaching party shall be entitled to appropriate equitable relief without the posting of a bond in addition to whatever other remedies it might have at law or in equity.
(aa)    Counterparts. This Lease may be executed in one or more counterparts, including electronic “pdf” counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same Lease. Each party may rely upon a “pdf” counterpart of this Lease signed by the other party with the same effect as if such party had received an original counterpart signed by such other party, and electronic or scanned signatures to this Lease shall be binding upon the parties hereto.
[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have executed this Lease as of the Effective Date.
LANDLORD:
MV CAMPUS OWNER, LLC,
a Delaware limited liability company
By:    /s/ Peter Kaye

Name:    Peter Kaye

Its:    Authorized Person

TENANT:
ATLASSIAN, INC.,
a Delaware corporation
By:    /s/ Scott Farquhar

Name:    Scott Farquhar

Its:    Co-Founder & Co-Chief Executive Officer

By:    /s/ Mike Cannon-Brookes

Name:    Mike Cannon-Brookes

Its:    Co-Founder & Co-Chief Executive Officer